Exhibit 10.1

Published CUSIP Number: 88023PAA0

CREDIT AGREEMENT

dated as of October 18, 2005

among

TEMPUR-PEDIC, INC.,

TEMPUR PRODUCTION USA, INC.,

DAN-FOAM ApS,

and

CERTAIN SUBSIDIARIES AND AFFILIATES,

as Borrowers,

TEMPUR-PEDIC INTERNATIONAL INC.,

TEMPUR WORLD LLC,

TEMPUR WORLD HOLDINGS, LLC,

and

CERTAIN SUBSIDIARIES AND AFFILIATES OF THE BORROWERS,

as Guarantors,

THE LENDERS PARTY HERETO,

BANK OF AMERICA, N.A.,

as Administrative Agent and Domestic Collateral Agent,

NORDEA BANK DANMARK A/S,

as European Co-Agent and Foreign Collateral Agent,

and

FIFTH THIRD BANK,

as U.S. Co-Agent

BANC OF AMERICA SECURITIES LLC,

as

Sole Lead Arranger and Sole Book Manager

i

SCHEDULES

Schedule 1.01	Mandatory Cost Formulae
Schedule 2.01	Lenders and Commitments
Schedule 2.03	Existing Letters of Credit
Schedule 2.14	Designated Borrowers
Schedule 6.14	Subsidiaries
Schedule 6.22	Real Property
Schedule 8.01	Existing Liens
Schedule 8.02	Existing Investments
Schedule 8.03	Existing Indebtedness
Schedule 11.02	Notice Addresses
Schedule 11.06	Processing and Recordation Fees

EXHIBITS

Exhibit 2.02	Form of Loan Notice
Exhibit 2.03	Form of IRB Letter of Credit
Exhibit 2.13-1	Form of Domestic Revolving Note
Exhibit 2.13-2	Form of Domestic Swingline Note
Exhibit 2.13-3	Form of Foreign Revolving Note
Exhibit 2.13-4	Form of Foreign Swingline Note
Exhibit 2.13-5	Form of Foreign Term Note
Exhibit 2.14-1	Form of Designated Borrower Request and Assumption Agreement
Exhibit 2.14-2	Form of Designated Borrower Notice
Exhibit 7.02(b)	Form of Compliance Certificate
Exhibit 7.12	Form of Joinder Agreement
Exhibit 11.06	Form of Assignment and Assumption

CREDIT AGREEMENT

This CREDIT AGREEMENT (the “Credit Agreement” or the “Agreement”) is entered into as of October 18, 2005, among the following:

(i) TEMPUR-PEDIC, INC., a Kentucky corporation (“TPI”), and TEMPUR PRODUCTION USA, INC., a Virginia corporation (“TPUSA”), as Domestic Borrowers;

(ii) DAN-FOAM ApS, a private limited liability company existing under the laws of Denmark (“Dan-Foam”), as Foreign Borrower;

(iii) TEMPUR-PEDIC INTERNATIONAL INC., a Delaware corporation (the “Parent”), TEMPUR WORLD LLC, a Delaware limited liability company (“TW”), TEMPUR WORLD HOLDINGS, LLC, a Delaware limited liability company (“TWH”), and certain subsidiaries and affiliates identified herein, as Guarantors;

(iv) the Lenders and L/C Issuers identified herein;

(v) BANK OF AMERICA, N.A., as Administrative Agent and Domestic Collateral Agent; and

(vi) NORDEA BANK DANMARK A/S, as Foreign Collateral Agent.

WHEREAS, the Borrowers and the Guarantors have requested that the Lenders provide revolving credit and term loan facilities for the purposes set forth herein; and

WHEREAS, the Lenders have agreed to make the requested facilities available on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01    Defined Terms.

As used in this Credit Agreement, the following terms have the meanings provided below:

“Acquisition” means the purchase or acquisition by any Person of (a) more than 50% of the Capital Stock with ordinary voting power of another Person or (b) all or any substantial portion of the property (other than Capital Stock) of another Person, whether or not involving a merger or consolidation with such Person.

“Administrative Agent” means Bank of America in its capacity as administrative agent for the Lenders under any of the Credit Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 (as may be updated from time to time) with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire for the Lenders in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Domestic Revolving Commitments, the Foreign Revolving Commitments and the Foreign Term Loan Commitments.

“Aggregate Commitment Percentage” means, for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is the amount of such Lender’s respective Domestic Revolving Commitment, Foreign Revolving Commitment and Foreign Term Loan Commitment, and the denominator of which is the amount of the Aggregate Commitments.

“Aggregate Domestic Revolving Commitments” means the Domestic Revolving Commitments of all the Domestic Revolving Lenders.

“Aggregate Foreign Revolving Commitments” means the Foreign Revolving Commitments of all the Foreign Revolving Lenders.

“Aggregate Domestic Revolving Committed Amount” has the meaning provided in Section 2.01(a).

“Aggregate Foreign Revolving Committed Amount” has the meaning provided in Section 2.01(d).

“Albuquerque Bond Indenture” means that certain Trust Indenture, as amended and modified, among Bernalillo County, New Mexico, as issuer, and The Bank of New York Trust Company, N.A., as trustee, pursuant to which the Albuquerque Bonds may be issued.

“Albuquerque Bonds” means the Albuquerque Series 2005A Bonds and the Albuquerque Series 2005 B Bonds.

“Albuquerque IRB Financing” means the financing for the Albuquerque Project, including the Albuquerque Bonds, the Albuquerque Bond Indenture and the other bond documents referenced therein and relating thereto.

“Albuquerque Project” shall have the meaning given the term “Project” in the Albuquerque Bond Indenture.

“Albuquerque Series 2005A Bonds” means the Bernalillo County, New Mexico Taxable Variable Rate Industrial Revenue Bonds (Tempur Production USA, Inc. Project), Series 2005A, including any Additional Bonds issued as part thereof as referenced and defined in the Albuquerque Bond Indenture, in the aggregate principal amount of up to $75,000,000 under the Albuquerque Bond Indenture. The Albuquerque Series 2005A Bonds will be issued from time to time as provided in the Albuquerque Bond Indenture.

“Albuquerque Series 2005B Bonds” means the Bernalillo County, New Mexico Taxable Fixed Rate Unsecured Industrial Revenue Bonds (Tempur Production USA, Inc. Project), Series 2005B, in the aggregate principal amount of up to $25,000,000 under the Albuquerque Bond Indenture, and sometimes referred to herein and in the Albuquerque Bond Indenture as the “Self-Funded Bonds” representing the Company’s “equity” in the Albuquerque Project. The Albuquerque Series 2005B Bonds will be purchased and held by an affiliate of TPUSA.

“Alternative Currency” means each of, Euro, the currency of a member state (other than the United States) of the Organization for Economic Co-operation and Development and each other currency (other than Dollars) that is approved in accordance with Section 1.06.

“Applicable Percentage” means the following percentages per annum, based on the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b):

Pricing Level	Consolidated Leverage Ratio	Applicable Margin for
Eurocurrency Rate Loans
(Domestic Revolving
Loans, Foreign Revolving
Loans and Foreign Term
Loan) and Letter of
Credit Fee  for Standby
Letters of Credit (other
than the IRB Letter of
		Credit)	Letter of Credit Fee for the IRB Letter of Credit	Applicable Margin for Base Rate Loans	Facility Fee
I	Less than or equal to 0.75:1.0	0.700%	0.450%	0.000%	0.175%
II	Greater than 0.75:1.0 but less than or equal to 1.25:1.0	0.800%	0.550%	0.000%	0.200%
III	Greater than 1.25:1.0 but less than or equal to 1.75:1.0	1.000%	0.750%	0.000%	0.250%
IV	Greater than 1.75:1.0	1.400%	1.150%	0.400%	0.350%

Any increase or decrease in the Applicable Percentage resulting from a change in the Consolidated Leverage Ratio shall become effective not later than the date five Business Days immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance therewith, then Pricing Level IV shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the date not later than five Business Days immediately following delivery thereof. The Applicable Percentage in effect from the Closing Date through the date for delivery of the Compliance Certificate for the fiscal quarter ending December 31, 2005 shall be determined based upon Pricing Level III. Determinations by the Administrative Agent of the appropriate Pricing Level shall be conclusive absent manifest error.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning provided in Section 2.14(b).

“Approved Bank” means (a) any Lender, (b) any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million or (c) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Jurisdictions” means (i) the United States and any state or commonwealth thereof, (ii) any Participating Member State except Greece, and (iii) Denmark, Sweden, the United Kingdom or its political subdivisions, Switzerland, Canada or its provinces, and Bermuda.

“Arranger” means BAS, in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two ore more Approved Funds managed my the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06 and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06 or any other form approved by the Administrative Agent.

“Attributable Principal Amount” means (a) in the case of capital leases, the amount of capital lease obligations determined in accordance with GAAP, (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a capital lease determined in accordance with GAAP, (c) in the case of Securitization Transactions, the outstanding principal amount of such financing, after taking into account reserve amounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in the case of Sale and Leaseback Transactions, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease).

“Bank of America” means Bank of America, N.A., together with its successors.

“Bank Bond Collateral” has the meaning provided to such term in Section 2.16(a).

“Bank Bonds” shall have the meaning provided to such term in the Albuquerque Bond Indenture and referenced in Section 2.16 hereof.

“BAS” means Banc of America Securities LLC, together with its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Borrowers” means the Domestic Borrowers and the Foreign Borrowers.

“Borrowing” means (a) a borrowing consisting of simultaneous Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period, or (b) a borrowing of Swingline Loans, as appropriate.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such

Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Credit Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Credit Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Credit Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“CAM Exchange” means the exchange of the Lenders’ interests as provided in Section 9.04.

“CAM Exchange Date” means the date on which an Event of Default under Section 9.01(f) or (g) shall occur.

“CAM Exchange Percentage” means, as to each Lender, a fraction, expressed as decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent of the sum of (i) the Specified Obligations owed to such Lender and (ii) such Lender’s participations in undrawn amounts of Letters of Credit, in each case immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate Dollar Equivalent of the sum of (i) the Specified Obligations owed to all the Lenders and (ii) the aggregate undrawn amount of all outstanding Letters of Credit, in each case immediately prior to the CAM Exchange Date.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateral” has the meaning provided in Section 2.03(g).

“Cash Collateralize” has the meaning provided in Section 2.03(g).

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by (i) the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) or (ii) the governments of any Participating Member State, Sweden or Denmark, in each case having maturities of not more than twelve months from the date of acquisition, (b) Dollar or Alternative Currency denominated time deposits and certificates of deposit of any Approved Bank, in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500 million for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations and (e) Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940, as amended, that are administered by reputable financial institutions having capital of at least $500 million and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof.

“Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means the occurrence of any of the following:

(a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of (x) the Parent and its Subsidiaries, taken as a whole, or (y) the Domestic Borrowers and their Subsidiaries, taken as whole, in either case to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than one or more Principals and/or its or their respective Affiliates or Related Parties;

(b) the adoption of a plan relating to the liquidation or dissolution of the Parent or the Domestic Borrowers, provided that if the adoption of such plan is required to be approved by the Parent’s stockholders, a Change of Control will only occur upon the adoption of such plan by the Parent’s stockholders;

(c) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than the Principals or their Affiliates or Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of the Parent, measured by voting power rather than number of shares;

(d) the first day on which a majority of the members of the Board of Directors of the Parent are not Continuing Directors;

(e) the Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Parent or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Parent outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

(f) the Domestic Borrowers shall cease to be direct or indirect Wholly Owned Subsidiaries of TWH, TWH shall cease to be Wholly Owned Subsidiary of TW, or TW shall cease to be Wholly Owned Subsidiary of the Parent, except that TW or TWH may be merged with or into the Parent and TW and TWH may be merged with or into one another; or

(g) so long as any Senior Subordinated Notes are outstanding, any “Change of Control” (or any comparable term) as defined in the Senior Subordinated Notes shall occur.

“Closing Date” means the first date all conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 11.01.

“Collateral” means the collateral identified in, and at any time covered by, the Collateral Documents.

“Collateral Agent” means the Domestic Collateral Agent and/or the Foreign Collateral Agent, as appropriate.

“Collateral Documents” means the Domestic Collateral Documents and the Foreign Collateral Documents.

“Commitment Period” means the period from and including the Closing Date to the earlier of (a)(i) in the case of Revolving Loans and Swingline Loans, the Revolving Termination Date or (ii) in the case of the Letters of Credit, the L/C Expiration Date, or (b) the date on which the Revolving Commitments shall have been terminated as provided herein.

“Commitments” means the Domestic Revolving Commitments, the Domestic L/C Commitment, the Domestic Swingline Commitments, the Foreign Revolving Commitments, the Foreign L/C Commitment, the Foreign Swingline Commitments and the Foreign Term Loan Commitments.

“Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02(b).

“Consolidated Adjusted EBITDA” means, for any period for the Consolidated Group, the sum of (a) Consolidated EBITDA, minus (b) Consolidated Capital Expenditures other than (i) capital expenditures relating to the Albuquerque Facility that are financed with proceeds from the Albuquerque IRB Financing and (ii) capital expenditures that are financed with Indebtedness permitted under Section 8.03(e). Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.

“Consolidated Capital Expenditures” means, for any period for the Consolidated Group, without duplication, all expenditures (whether paid in cash or other consideration) during such period that, in accordance with GAAP, are or should be included in additions to property, plant and equipment or similar items reflected in the consolidated statement of cash flows for such period; provided, that Consolidated Capital Expenditures shall not include, for purposes hereof, (a) expenditures in connection with any Acquisition permitted hereunder or (b) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or property.

“Consolidated EBITDA” means, for any period for the Consolidated Group, the sum of (a) Consolidated Net Income, plus (b) to the extent deducted in determining net income, (i) Consolidated Interest Expense, (ii) taxes and (iii) depreciation and amortization, in each case on a consolidated basis determined in accordance with GAAP. Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.

“Consolidated Fixed Charge Coverage Ratio” means, as of the last day of each fiscal quarter for the period of four consecutive fiscal quarters ending on such day, the ratio of (a) Consolidated Adjusted EBITDA on such day to (b) Consolidated Fixed Charges.

“Consolidating financial statements” means, with reference to any financial statements referred to herein, as applied to the accounts of the Parent and its Subsidiaries, collectively, (i) the consolidated financial statements and balance sheet of the Parent and its Domestic Subsidiaries, (ii) the consolidated financial statements and balance sheet of the Foreign Subsidiaries, and (iii) an accounting in respect of the intercompany adjustments made as between the consolidated financial statements and balance sheet of the Parent and its Domestic Subsidiaries and the consolidated financial statements and balance sheet of the Foreign Subsidiaries.

“Consolidated Fixed Charges” means, for any period for the Consolidated Group, the sum of (a) the cash portion of Consolidated Interest Expense, plus (b) scheduled principal payments made on Consolidated Funded Debt, plus (c) cash taxes paid, plus (d) Restricted Payments, plus (e) Investments under Section 8.02(o).

“Consolidated Funded Debt” means Funded Debt of the Consolidated Group determined on a consolidated basis in accordance with GAAP.

“Consolidated Group” means the Parent and its consolidated subsidiaries, as determined in accordance with GAAP.

“Consolidated Interest Expense” means, for any period for the Consolidated Group, all interest expense on a consolidated basis determined in accordance with GAAP, but including, in any event, the interest component under Capital Leases and the implied interest component under Securitization Transactions. Except as expressly provided otherwise, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.

“Consolidated Leverage Ratio” means, as of the last day of each fiscal quarter, the ratio of (a) Consolidated Funded Debt on such day to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending as of such day.

“Consolidated Net Income” means, for any period for the Consolidated Group, net income (or loss) determined on a consolidated basis in accordance with GAAP, but excluding for purposes of determining the Consolidated Leverage Ratio and the Consolidated Fixed Charge Coverage Ratio, any extraordinary gains or losses (including the write-off of deferred finance charges) and related tax effects thereon. Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the relevant Person who:

(a) was a member of such Board of Directors on the date of this Credit Agreement; or

(b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Credit Agreement” has the meaning provided in the recitals hereto, as the same may be amended and modified from time to time.

“Credit Documents” means this Credit Agreement, the Notes, the Fee Letters, the Issuer Documents, the Collateral Documents, the Guaranties, each Designated Borrower Request and Assumption Agreement, each Designated Borrower Notice and the Joinder Agreements.

“Credit Extension” means each of the following: (a) a Borrowing, (b) the conversion or continuation of a Borrowing, and (c) an L/C Credit Extension.

“Credit Parties” means, collectively, the Borrowers and the Guarantors.

“Credit Party Materials” has the meaning provided in Section 7.02.

“Dan-Foam” has the meaning provided in the recitals hereto.

“Dan-Foam De-merger” means (a) the acquisition by TWHSL of a Person (“Newco”) organized under the laws of Denmark which shall become a direct Wholly Owned Subsidiary of TWHSL, and (b) the transfer by Dan-Foam of certain of its manufacturing and intellectual property assets (but not Capital Stock of Subsidiaries) to Newco.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event, act or condition that constitutes an Event of Default or that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to (a) with respect to Obligations other than (i) Eurocurrency Rate Loans and (ii) Letter of Credit Fees, the Base Rate plus the Applicable Percentage, if any, applicable to such Loans plus 2% per annum; (b) with respect to Eurocurrency Rate Loans, the Eurocurrency Rate plus the Applicable Percentage, if any, and Mandatory Cost, if any, applicable to such Loans plus 2% per annum; and (c) with respect to Letter of Credit Fees, a rate equal to the Applicable Percentage plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder and has not cured such failure prior to the date of determination, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, and has not cured such failure prior to the date of determination, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Designated Borrower Notice” has the meaning provided in Section 2.14.

“Designated Borrower Request and Assumption Agreement” has the meaning provided in Section 2.14.

“Designated Borrowers” means the Borrowers identified on Schedule 2.14 and any Applicant Borrower that becomes a Borrower hereunder in accordance with the provisions of Section 2.14.

“Designated Borrower Limit” means (a) with respect to Newco, an amount equal to the Aggregate Foreign Revolving Committed Amount, with respect to Borrowings of Foreign Revolving Loans, and the aggregate amount of the Foreign Term Loan Commitments, with respect to the Borrowings of the Foreign Term Loan and (b) with respect to any other Designated Borrower, an amount equal to the lesser of the Aggregate Commitments and $5,000,000. The Designated Borrower Limit is part of, and not in addition to, the Aggregate Commitments.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding, for purposes hereof, (a) Dispositions of obsolete, worn out or no longer useful property, whether now owned or hereafter acquired, in the ordinary course of business; (b) Dispositions of inventory, promotional materials and product displays in the ordinary course of business; and (c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of an event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Senior Subordinated Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the issuer of such Capital Stock to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that neither the Parent nor the Domestic Borrowers nor their respective Subsidiaries may repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption is permitted under the terms of this Credit Agreement.

“Dollar” or “$” means the lawful currency of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Borrowers” means TP, TPUSA, and any Designated Borrowers that are identified as Domestic Borrowers on Schedule 2.14.

“Domestic Collateral Agent” means Bank of America in its capacity as collateral agent for the Lenders under any of the Domestic Collateral Documents, or any successor collateral agent.

“Domestic Collateral Documents” means the Domestic Security Agreement, the Domestic Pledge Agreement, the Domestic Mortgages and any other documents executed and delivered in connection with the attachment and perfection of security interests granted to secure the Obligations.

“Domestic Credit Party” means any Credit Party that is organized under the laws of any state of the United States or the District of Columbia.

“Domestic Existing Letter of Credit” means the letters of credit issued to a beneficiary located in the United States outstanding on the Closing Date and identified on Schedule 2.03.

“Domestic Guarantor” means (a) the Parent Guarantors, (b) the Domestic Borrowers, (c) the parties identified on the signature pages hereto as “Domestic Guarantors” and (d) each Person who after the Closing Date becomes a Domestic Guarantor pursuant to a Joinder Agreement or other documentation in form and substance reasonably acceptable to the Administrative Agent, in each case together with their respective successors and permitted assigns.

“Domestic L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any Domestic L/C Borrowing. All Domestic L/C Advances must be denominated in Dollars.

“Domestic L/C Application” means an application and agreement for the issuance or amendment of a Domestic Letter of Credit in the form from time to time in use by the Domestic L/C Issuer.

“Domestic L/C Borrowing” means any extension of credit resulting from a drawing under any Domestic Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Domestic Revolving Loans. All Domestic L/C Borrowings must be denominated in Dollars or an Alternative Currency.

“Domestic L/C Commitment” means, with respect to the Domestic L/C Issuer, the commitment of the Domestic L/C Issuer to issue and to honor payment obligations under Domestic Letters of Credit, and, with respect to each Lender, the commitment of such Lender to purchase participation interests in Domestic L/C Obligations up to such Lender’s Domestic Revolving Commitment Percentage thereof.

“Domestic L/C Credit Extension” means, with respect to any Domestic Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Domestic L/C Expiration Date” means the day that is seven days prior to the Revolving Termination Date then in effect (or, if such day is not a Business Day, the immediately preceding Business Day).

“Domestic L/C Issuer” means (a) as to Domestic Existing Letters of Credit, those lenders identified as an issuer on Schedule 2.03 and (b) Bank of America in its capacity as issuer of Letters to Credit hereunder, together with its successors in such capacity.

“Domestic L/C Obligations” means, at any time, the sum of (a) the maximum amount available to be drawn under Domestic Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate amount of all Domestic L/C Unreimbursed Amounts, including Domestic L/C Borrowings. For purposes of computing the amount available to be drawn under any Domestic Letter of Credit, the amount of such Domestic Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Credit Agreement, if on any date of determination a Domestic Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Domestic Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Domestic L/C Sublimit” has the meaning provided in Section 2.01(b).

“Domestic L/C Unreimbursed Amount” has the meaning provided in Section 2.03(c)(i)(A).

“Domestic Letter of Credit” means each standby and commercial letter of credit issued hereunder by the Domestic L/C Issuer. Domestic Letters of Credit may be issued in Dollars.

“Domestic Letter of Credit Fees” has the meaning provided in Section 2.09(b)(i).

“Domestic Mortgage” means those mortgages, deeds of trust, security deeds or like instruments given by any Domestic Credit Party, as grantor, to the Domestic Collateral Agent to secure any or all of the Obligations, and any other such instruments that may be given by an Person pursuant to the terms hereof, as such instruments may be amended and modified from time to time.

“Domestic Obligations” means the Obligations of any Domestic Credit Party.

“Domestic Pledge Agreement” means the pledge agreement dated as of the Closing Date given by the Domestic Credit Parties party thereto, as pledgors, to the Domestic Collateral Agent to secure the Obligations, and any other pledge agreement in favor of the Domestic Collateral Agent to secure all or some portion of the Obligations that may be given by any Person pursuant to the terms hereof, in each case as the same may be amended and modified from time to time.

“Domestic Revolving Commitment” means, for each Domestic Revolving Lender, the commitment of such Lender to make Domestic Revolving Loans (and to share in Domestic Revolving Obligations) hereunder.

“Domestic Revolving Commitment Percentage” means, for each Domestic Revolving Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender’s Domestic Revolving Committed Amount and the denominator of which is the Aggregate Domestic Revolving Committed Amount. The initial Domestic Revolving Commitment Percentages are set out in Schedule 2.01.

“Domestic Revolving Committed Amount” means, for each Domestic Revolving Lender, the amount of such Lender’s Domestic Revolving Commitment. The initial Domestic Revolving Committed Amounts are set out in Schedule 2.01.

“Domestic Revolving Lenders” means those Lenders with Domestic Revolving Commitments, together with their successors and permitted assigns. The initial Domestic Revolving Lenders are identified on the signature pages hereto and are set out in Schedule 2.01.

“Domestic Revolving Loan” has the meaning provided in Section 2.01(a).

“Domestic Revolving Notes” means the promissory notes, if any, given to evidence the Domestic Revolving Loans, as amended, restated, modified, supplemented, extended, renewed or replaced. A form of Domestic Revolving Note is attached as Exhibit 2.13-1.

“Domestic Revolving Obligations” means the Domestic Revolving Loans, the Domestic L/C Obligations and the Domestic Swingline Loans.

“Domestic Security Agreement” means the security agreement dated as of the Closing Date given by the Domestic Credit Parties party thereto, as grantors, to the Domestic Collateral Agent to secure the Obligations, and any other security agreement in favor of the Domestic Collateral Agent to secure all or some portion of the Obligations that may be given by any Person pursuant to the terms hereof, in each case as the same may be amended and modified from time to time.

“Domestic Swingline Borrowing” means a borrowing of a Domestic Swingline Loan pursuant to Section 2.01(c).

“Domestic Swingline Commitment” means, with respect to the Domestic Swingline Lender, the commitment of the Domestic Swingline Lender to make Domestic Swingline Loans, and with respect to each Domestic Revolving Lender, the commitment of such Lender to purchase participation interests in Domestic Swingline Loans.

“Domestic Swingline Lender” means Fifth Third Bank, in its capacity as such, together with any successor in such capacity.

“Domestic Swingline Loan” has the meaning provided in Section 2.01(c).

“Domestic Swingline Note” means the promissory note given to evidence the Domestic Swingline Loans, as amended, restated, modified, supplemented, extended, renewed or replaced. A form of Domestic Swingline Note is attached as Exhibit 2.13-2.

“Domestic Swingline Sublimit” has the meaning provided in Section 2.01(c).

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the applicable L/C Issuer and the applicable Swingline Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrowers (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries; and provided further, however, that an Eligible Assignee shall include only a Lender, an Affiliate of a Lender or another Person, which, through its Lending Offices, is capable of lending the applicable Alternative Currencies to the Borrowers without the imposition of any additional Indemnified Taxes, as the case may be.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Transaction” means, with respect to any member of the Consolidated Group, any issuance or sale of shares of its Capital Stock, other than an issuance (a) to a member of the Consolidated Group, (b) in connection with a conversion of debt securities to equity, (c) in connection with the exercise by a present or former employee, officer or director under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement, or (d) in connection with any Acquisition permitted hereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Borrower or any ERISA Affiliate.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Base Rate” has the meaning specified in the definition of Eurocurrency Rate.

“Eurocurrency Rate” means for any Interest Period with respect to a Eurocurrency Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurocurrency Rate =	Eurocurrency Base Rate 1.00 – Eurocurrency Reserve Percentage

Where,

“Eurocurrency Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Event of Default” has the meaning provided in Section 9.01.

“Excluded Property” means (a) unless reasonably requested by the Administrative Agent or the Required Lenders on thirty (30) days’ prior written notice, any personal Property (including motor vehicles) in respect of which perfection of a Lien is not either (i) governed by the UCC or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (b) unless reasonably requested by the Administrative Agent or the Required Lenders on thirty (30) days’ prior written notice, any leasehold interests, (c) any Property that is subject to a Lien permitted under Section 8.01(j) pursuant to documents that prohibit such Credit Party from granting any other Liens in such Property and (d) any permit, lease, license, contract or instrument now or hereafter in effect of a Credit Party if the grant of a security interest in such permit, lease, license, contract or instrument in a manner contemplated by this Credit Agreement, under the terms thereof or under applicable Law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise materially and adversely alter such Credit Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, either L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which a Borrower is located and (c) except as provided in the following sentence, in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 11.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign

Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a). Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Credit Party to any Lender hereunder or under any other Loan Document, provided that such Lender shall have complied with the last paragraph of Section 3.01(e).

“Existing Letters of Credit” means the Domestic Existing Letters of Credit and the Foreign Existing Letters of Credit.

“Exposure” means, with respect to any Lender, the sum at such time, without duplication, of (a) such Lender’s Domestic Revolving Commitment Percentage of the Outstanding Amount of the Domestic Revolving Obligations (including any participation interests in Domestic Letters of Credit) plus (b) such Lender’s Foreign Revolving Commitment Percentage of the Outstanding Amount of the Foreign Revolving Obligations (including any participation interests in Foreign Letters of Credit), plus (c) the Outstanding Amount of such Lender’s Foreign Term Loan.

“Extraordinary Receipts” means the receipt by any member of the Consolidated Group of any tax refunds, indemnity payments or pension reversions.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day immediately succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100th of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means (a) the confidential letter agreement, dated September 7, 2005, among the Parent, Bank of America, N.A., as the Administrative Agent and Banc of America Securities LLC, as Arranger, (b) the confidential letter agreement, dated October 14, 2005, between the Parent and Nordea Bank Danmark A/S, as European Co-Agent and (c) the confidential letter agreement, dated October 14, 2005, between the Parent and Fifth Third Bank, as U.S. Co-Agent.

“First-Tier Foreign Subsidiary” means any Foreign Subsidiary that is owned directly by a Domestic Credit Party. Tempur Italia Srl and Tempur France SARL shall not be deemed First-Tier Foreign Subsidiaries so long as the percentage of each owned by the Domestic Credit Parties is no greater than the percentage of each owned by the Domestic Credit Parties as of the Closing Date.

“Fiscal Agent” shall have the meaning given such term in the Albuquerque Bond Indenture.

“Flood Hazard Property” means a property in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Borrowers” means Dan-Foam, and any Designated Borrowers that are identified as Foreign Borrowers on Schedule 2.14.

“Foreign Collateral Agent” means Nordea in its capacity as collateral agent for the Lenders under any of the Foreign Collateral Documents, or any successor collateral agent.

“Foreign Collateral Documents” means the Foreign Security Agreements, the Foreign Pledge Agreements, the Foreign Mortgage and any other documents executed and delivered in connection with the attachment and perfection of security interests granted to secure the Foreign Obligations.

“Foreign Credit Party” means any Credit Party that is not a Domestic Credit Party.

“Foreign Existing Letter of Credit” means the letters of credit issued to a beneficiary located outside the United States outstanding on the Closing Date and identified on Schedule 2.03.

“Foreign Guarantor” means (a) the Domestic Guarantors (including the Domestic Borrowers and the Parent Guarantors), (b) the Foreign Borrowers, (c) the parties identified on the signature pages hereto as “Foreign Guarantors” and (d) each Person who after the Closing Date becomes a Foreign Guarantor pursuant to a Joinder Agreement or other documentation in form and substance reasonably acceptable to the Administrative Agent, in each case together with their respective successors and permitted assigns.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is resident for tax purposes. For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any Foreign L/C Borrowing. Foreign L/C Advances may be denominated in any Alternative Currency.

“Foreign L/C Application” means an application and agreement for the issuance or amendment of a Foreign Letter of Credit in the form from time to time in use by the Foreign L/C Issuer.

“Foreign L/C Borrowing” means any extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Foreign Revolving Loans. Foreign L/C Borrowings may be denominated in any Alternative Currency.

“Foreign L/C Commitment” means, with respect to the Foreign L/C Issuer, the commitment of the Foreign L/C Issuer to issue and to honor payment obligations under Foreign Letters of Credit, and, with respect to each Lender, the commitment of such Lender to purchase participation interests in Foreign L/C Obligations up to such Lender’s Foreign Revolving Commitment Percentage thereof.

“Foreign L/C Credit Extension” means, with respect to any Foreign Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Foreign L/C Expiration Date” means the day that is seven days prior to the Foreign Revolving Termination Date then in effect (or, if such day is not a Business Day, the immediately preceding Business Day).

“Foreign Letter of Credit Fees” has the meaning provided in Section 2.09(b)(iii).

“Foreign L/C Issuer” means (a) as to Foreign Existing Letters of Credit, those lenders identified as an issuer on Schedule 2.03, (b) Nordea in its capacity as issuer of Letters of Credit hereunder, together with its successors in such capacity and (c) any Lender selected by the Borrowers and reasonably acceptable to the Administrative Agent.

“Foreign L/C Issuer’s Office” means, with respect to any currency, the Foreign L/C Issuer’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account with respect to such currency as the Foreign L/C Issuer may from time to time notify the Borrowers and the Lenders.

“Foreign L/C Obligations” means, at any time, the sum of (a) the maximum amount available to be drawn under Foreign Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate amount of all Unreimbursed Amounts, including Foreign L/C Borrowings. For purposes of computing the amount available to be drawn under any Foreign Letter of Credit, the amount of such Foreign Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Credit Agreement, if on any date of determination a Foreign Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Foreign Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Foreign L/C Sublimit” has the meaning provided in Section 2.01(e).

“Foreign L/C Unreimbursed Amount” has the meaning provided in Section 2.03(c)(i)(B).

“Foreign Letter of Credit” means each standby and commercial letter of credit issued hereunder by the Foreign L/C Issuer. Foreign Letters of Credit may be issued in Dollars or any Alternative Currency.

“Foreign Loan Obligations” means the Foreign Revolving Obligations and the Foreign Term Loan.

“Foreign Mortgage” means those mortgages, deeds of trust, security deeds or like instruments given by any Credit Party, as grantor, to the Foreign Collateral Agent to secure any or all of the Foreign Obligations, and any other such instruments that may be given by an Person pursuant to the terms hereof, as such instruments may be amended and modified from time to time.

“Foreign Obligations” means all Obligations of the Foreign Credit Parties.

“Foreign Pledge Agreements” means the (a) Pledge of Shares, dated as of the Closing Date, by TWHSL, as pledgor of Capital Stock in Dan-Foam, in favor of the Foreign Collateral Agent to secure the Foreign Obligations, (b) Pledge of Shares, dated as of the Closing Date, by Dan-Foam, as pledgor of Capital Stock in TD, in favor of the Foreign Collateral Agent to secure the Foreign Obligations and (c) any other pledge agreement in favor of the Foreign Collateral Agent to secure all or some portion of the Obligations that may be given by any Person pursuant to the terms hereof, in each case as the same may be amended and modified from time to time.

“Foreign Revolving Commitment” means, for each Foreign Revolving Lender, the commitment of such Lender to make Foreign Revolving Loans (and to share in Foreign Revolving Obligations) hereunder.

“Foreign Revolving Commitment Percentage” means, for each Foreign Revolving Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender’s Foreign Revolving Committed Amount and the denominator of which is the Aggregate Foreign Revolving Committed Amount. The initial Foreign Revolving Commitment Percentages are set out in Schedule 2.01.

“Foreign Revolving Committed Amount” means, for each Foreign Revolving Lender, the amount of such Lender’s Foreign Revolving Commitment. The initial Foreign Revolving Committed Amounts are set out in Schedule 2.01.

“Foreign Revolving Lenders” means those Lenders with Foreign Revolving Commitments, together with their successors and permitted assigns. The initial Foreign Revolving Lenders are identified on the signature pages hereto and are set out in Schedule 2.01.

“Foreign Revolving Notes” means the promissory notes, if any, given to evidence the Foreign Revolving Loans, as amended, restated, modified, supplemented, extended, renewed or replaced. A form of Foreign Revolving Note is attached as Exhibit 2.13-3.

“Foreign Revolving Loan” has the meaning provided in Section 2.01(d).

“Foreign Revolving Obligations” means the Foreign Revolving Loans, the Foreign L/C Obligations and the Foreign Swingline Loans.

“Foreign Security Agreements” means (a) the Danish Mortgage Deed (IPR) Pledge Agreement, dated as of the Closing Date, by Dan-Foam, as mortgagor of intellectual property rights in favor of the Foreign Collateral Agent to secure the Foreign Obligations, (b) the Swedish (IPR) Pledge and Security Assignment Agreement, dated as of the Closing Date, by Dan-Foam, as pledgor of certain intellectual property rights in favor of the Foreign Collateral Agent to secure the Foreign Obligations, and (c) any other security agreement in favor of the Foreign Collateral Agent to secure all or some portion of the Obligations that may be given by any Person pursuant to the terms hereof, in each case as the same may be amended and modified from time to time.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Swingline Borrowing” means a borrowing of a Foreign Swingline Loan pursuant to Section 2.01(f).

“Foreign Swingline Commitment” means, with respect to the Foreign Swingline Lender, the commitment of the Foreign Swingline Lender to make Foreign Swingline Loans, and with respect to each Foreign Revolving Lender, the commitment of such Lender to purchase participation interests in Foreign Swingline Loans.

“Foreign Swingline Lender” means Nordea, in its capacity as such, together with any successor in such capacity.

“Foreign Swingline Loan” has the meaning provided in Section 2.01(f).

“Foreign Swingline Note” means the promissory note given to evidence the Foreign Swingline Loans, as amended, restated, modified, supplemented, extended, renewed or replaced. A form of Foreign Swingline Note is attached as Exhibit 2.13-4.

“Foreign Swingline Sublimit” has the meaning provided in Section 2.01(f).

“Foreign Term Lenders” means, prior to the funding of the Foreign Term Loan, those Lenders with Foreign Term Loan Commitments, and after funding of the Foreign Term Loan, those Lenders holding a portion of the Foreign Term Loan, together with their successors and permitted assigns. The initial Foreign Term Lenders are identified on the signature pages hereto and are set out in Schedule 2.01.

“Foreign Term Loan” has the meaning provided in Section 2.01(g).

“Foreign Term Loan Commitment” means, for each Foreign Term Lender, the commitment of such Lender to make a portion of the Foreign Term Loan hereunder; provided that, at any time prior to the final advance of the Foreign Term Loan and the termination or expiration of the Foreign Term Loan Commitment in connection therewith, determinations of “Required Lenders” and “Required Foreign Term Lenders” shall be based on the aggregate amount of the Foreign Term Loan Committed Amount, and thereafter, on the outstanding principal amount of the Foreign Term Loan.

“Foreign Term Loan Commitment Percentage” means, for each Foreign Term Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is, prior to funding of the Foreign Term Loan, such Lender’s Foreign Term Loan Committed Amount, and after funding of the Foreign Term Loan, is the principal amount of such Lender’s Foreign Term Loan, and the denominator of which is, prior to funding of the Foreign Term Loan, the aggregate principal amount of the Foreign Term Loan Commitments, and after funding of the Foreign Term Loan, the Outstanding Amount of the Foreign Term Loan. The initial Foreign Term Loan Commitment Percentages are set out in Schedule 2.01.

“Foreign Term Loan Committed Amount” means, for each Foreign Term Lender, the amount of such Lender’s Foreign Term Loan Commitment. The initial Foreign Term Loan Committed Amounts are set out in Schedule 2.01.

“Foreign Term Note” means the promissory notes substantially in the form of Exhibit 2.13-5, if any, given to evidence the Foreign Term Loans, as amended, restated, modified, supplemented, extended, renewed or replaced.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations for borrowed money, whether current or long-term (including the Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business);

(c) all direct obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(d) the Attributable Principal Amount of capital leases and Synthetic Leases;

(e) the Attributable Principal Amount of Securitization Transactions;

(f) all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments;

(g) Support Obligations in respect of Funded Debt of another Person;

(h) Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Funded Debt shall be determined (i) based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), (ii) based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c), and (iii) based on the amount of Funded Debt that is the subject of the Support Obligations in the case of Support Obligations under clause (g).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board in the United States, that are applicable to the circumstances as of the date of determination, consistently applied, subject to the provisions of Section 1.03.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means the Domestic Guarantors and the Foreign Guarantors.

“Guaranty” means (a) the guaranty provided pursuant to Article IV hereof, (b) the Guarantee, dated as of the Closing Date, given by Dan-Foam, as guarantor, to guaranty payment of the Foreign Obligations, (c) the Guarantee, dated as of the Closing Date, given by TD, as guarantor, to guaranty payment of the Foreign Obligations and/or (d) any other guaranty agreement given by any Person pursuant to the terms hereof, in each case as the same may be amended and modified from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Debt;

(b) all contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(c) net obligations under any Swap Contract;

(d) Support Obligations in respect of Indebtedness of another Person; and

(e) Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Indebtedness shall be determined (i) based on Swap Termination Value in the case of net obligations under Swap Contracts under clause (c) and (ii) based on the outstanding principal amount of the Indebtedness that is the subject of the Support Obligations in the case of Support Obligations under clause (d).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning provided in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Interest Payment Date” means, (a) as to any Base Rate Loan (including Domestic Swingline Loans), the last Business Day of each March, June, September and December, the Revolving Termination Date and the date of the final principal amortization payment on the Foreign Term Loan and, in the case of any Swingline Loan, any other dates as may be mutually agreed upon by the Borrowers and the Swingline Lender, and (b) as to any Eurocurrency Rate Loan (including Foreign Swingline Loans), the last Business Day of each Interest Period for such Loan, the date of repayment of principal of such Loan, the Revolving Termination Date and the date of the final principal amortization payment on the Foreign Term Loan, and in addition, where the applicable Interest Period exceeds three months, the date every three months after the beginning of such Interest Period. If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the immediately succeeding Business Day.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrowers in their Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the immediately succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) no Interest Period with respect to any Revolving Loan shall extend beyond the Revolving Termination Date; and

(d) no Interest Period with respect to the Foreign Term Loan shall extend beyond any principal amortization payment date, except to the extent that the portion of such Loan comprised of Eurocurrency Rate Loans that is expiring prior to the applicable principal amortization payment date plus the portion comprised of Base Rate Loans equals or exceeds the principal amortization payment then due.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor undertakes any Support Obligation with respect to Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means the receipt by any member of the Consolidated Group of any cash insurance proceeds or condemnation awards payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of its Property.

“IRB Letter of Credit” means the irrevocable direct-pay letter of credit issued by the Domestic L/C Issuer hereunder in support of the Albuquerque Series 2005A Bonds in an aggregate maximum amount not to exceed Seventy-Five Million Nine Hundred Thousand Dollars ($75,900,000). The IRB Letter of Credit will be in a maximum stated amount equal to the sum of a principal amount equal to the principal amount of the Albuquerque Series 2005A Bonds then outstanding plus an interest coverage amount equal to 35 days interest at an assumed rate of 12% per annum based on a 365 day year. The IRB Letter of Credit will be amended and increased to support Additional Bonds that may be issued from time to time under the Albuquerque Bond Indenture. A form of the IRB Letter of Credit, as required under the Albuquerque Bond Indenture is attached as Exhibit 2.03.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuer Documents” means, with respect to any Letter of Credit, the Domestic L/C Application or Foreign L/C Application, as applicable, and any other document, agreement or instrument (including such Letter of Credit) entered into by the Borrowers (or any of their respective Subsidiaries) and the respective L/C Issuer (or in favor of such L/C Issuer), relating to such Letter of Credit.

“Joinder Agreement” means (a) with respect to any Domestic Guarantor, a joinder agreement substantially in the form of Exhibit 7.12 executed and delivered in accordance with the provisions of Section 7.12 and (b) with respect to any Foreign Guarantor, a joinder agreement reasonably acceptable to the Administrative Agent.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Borrowing” means a Domestic L/C Borrowing and/or a Foreign L/C Borrowing, as appropriate.

“L/C Credit Extension” means a Domestic L/C Credit Extension and/or a Foreign L/C Credit Extension, as appropriate.

“L/C Expiration Date” means a Domestic L/C Expiration Date and/or a Foreign L/C Expiration Date, as appropriate.

“L/C Issuer” means (a) the Domestic L/C Issuer or (b) the Foreign L/C Issuer, in each case together with its successors in such capacity.

“L/C Obligations” means the Domestic L/C Obligations and the Foreign L/C Obligations.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto (and, as appropriate, includes the Swingline Lenders), together with their respective successors and assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender set forth in such Lender’s Administrative Questionnaire or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means each Existing Letter of Credit and each Domestic Letter of Credit and Foreign Letter of Credit issued hereunder.

“Letter of Credit Fees” means the Domestic Letter of Credit Fees and the Foreign Letter of Credit Fees.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means any Domestic Revolving Loan, Domestic Swingline Loan, Foreign Revolving Loan, Foreign Swingline Loan (including Overdraft Advances) Loans and Eurocurrency Rate Loans comprising such Loans.

“Loan Notice” means a notice of (a) a Borrowing of Loans (including Swingline Loans), (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, which, if in writing, shall be substantially in the form of Exhibit 2.02.

“Loan Obligations” means the Domestic Revolving Obligations and the Foreign Loan Obligations.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Consolidated Group taken as a whole; (b) a material impairment of the ability of the Credit Parties as a whole to perform their obligations under the Credit Documents; or (c) a material adverse effect upon the legality, validity, binding effect or the enforceability against any Credit Party of any Credit Document to which it is a party.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means Domestic Mortgages and/or Foreign Mortgages, as appropriate.

“Mortgaged Property” means the real property of the Albuquerque Project and each other real property set forth on Schedule 6.22 that is identified as a Mortgaged Property thereon and each other real property that is, or pursuant to the terms hereof, becomes, the subject of a Mortgage.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“N Bor” means Nordea’s market-related overnight rate based on the interest rates applicable to Nordea’s funding in the short-term money markets. N Bor is fixed daily at 3:00 p.m. (Copenhagen time) and is shown in Unitel, Nordea’s electronic banking system.

“Net Cash Proceeds” means the aggregate proceeds paid in cash or Cash Equivalents received by any member of the Consolidated Group in connection with any Disposition or Equity Transaction, net of (a) direct costs (including legal, accounting and investment banking fees, sales commissions and underwriting discounts) and (b) estimated taxes paid or payable as a result thereof. For purposes hereof, “Net Cash Proceeds” includes any cash or Cash Equivalents received upon the disposition of any non-cash consideration received by any member of the Consolidated Group in any Disposition or Equity Transaction.

“Newco” has the meaning provided in the definition of “Dan-Foam De-merger”.

“Non-Guarantor Domestic Subsidiary” has the meaning provided in Section 7.12(a).

“Non-Guarantor Foreign Subsidiary” has the meaning provided in Section 7.12(b).

“Nordea” means Nordea Bank Danmark A/S, together with its successors.

“Notes” means the Revolving Notes, the Swingline Notes and the Foreign Term Notes.

“Obligations” means, without duplication, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) all obligations under any Swap Contract between any Credit Party and any Lender or Affiliate of a Lender to the extent permitted hereunder and (c) all obligations under any Treasury Management Agreement between any Credit Party and any Lender or Affiliate of a Lender.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and the operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement or any other Credit Document.

“Outstanding Amount” means (i) with respect to Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; (ii) with respect to Swingline Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swingline Loans occurring on such date; and (iii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Overdraft Advances” has the meaning provided in Section 2.04(f).

“Overdraft Documents” means the documents, agreements and instruments from time to time governing the Overdraft Facility.

“Overdraft Facility” has the meaning specified in Section 2.04(f).

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable L/C Issuer, or the applicable Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parent” has the meaning provided in the recitals hereto.

“Parent Guarantors” means (a) the Parent, (b) TW and (c) TWH.

“Participant” has the meaning specified in Section 11.06(d).

“Participating Member State” means the member states of the European Union that have adopted the Euro as their lawful currency as of the Closing Date (being, Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain).

“Payment Blockage Period” has the meaning provided in Section 2.16(f).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by a Borrower or any ERISA Affiliate or to which a Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means any Acquisition that satisfies the following conditions:

(a) if the Consolidated Leverage Ratio is more than 2.00:1.0 on a Pro Forma Basis after giving effect to the proposed Acquisition, the aggregate cost of such Acquisition, together with all other such Acquisitions following the Closing Date (regardless of whether such Acquisitions were consummated while the Consolidated Leverage Ratio had been less than 2:00:1.0), shall not exceed an amount equal to $50,000,000;

(b) in the case of an Acquisition of the Capital Stock, the board of directors (or other comparable governing body) of such other Person shall have approved the Acquisition; and

(c) (A) no Default or Event of Default shall exist and be continuing immediately before or immediately after giving effect thereto, (B) the Consolidated Group shall be in compliance with the financial covenants hereunder after giving effect thereto on a Pro Forma Basis, and (C) at least five Business Days prior to the consummation of such Acquisition, a Responsible Officer of the applicable Borrower shall provide a compliance certificate, in form and substance satisfactory to the Administrative Agent, affirming compliance with each of the items set forth in clauses (a) through (c) hereof.

“Permitted Liens” means Liens permitted pursuant to Section 8.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by a Borrower or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning provided in Section 7.02.

“Pledge Agreement” means the Domestic Pledge Agreement and/or the Foreign Pledge Agreement.

“Principals” means each of TA Associates, Inc. and Friedman Fleischer & Lowe, LLC and their respective Affiliates.

“Pro Forma Basis” means, with respect to any transaction, for purposes of determining the applicable pricing level under the definition of “Applicable Percentage” and determining compliance with the financial covenants hereunder, that such transaction shall be deemed to have occurred as of the first day of the period of four consecutive fiscal quarters ending as of the end of the most recent fiscal quarter for which annual or quarterly financial statements shall have been delivered in accordance with the provisions hereof. Further, for purposes of making calculations on a “Pro Forma Basis” hereunder, (a) in the case of any Disposition, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such Disposition shall be excluded to the extent relating to any period prior to the date thereof and (ii) Indebtedness paid or retired in connection with such Disposition shall be deemed to have been paid and retired as of the first day of the applicable period; (b) in the case of any Acquisition, merger or consolidation or calculation with respect to any Investment under Section 8.02(o), (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject thereof shall be included to the extent relating to any period prior to the date thereof and (ii) Indebtedness incurred in connection with such transaction (if any), shall be deemed to have been incurred as of the first day of the applicable period (and interest expense shall be imputed for the applicable period assuming prevailing interest rates hereunder or the documents pursuant to which the relevant Indebtedness and interest expense shall be incurred, if applicable); and (c) in the case of any calculation with respect to the incurrence of any Funded Debt under Section 8.03(h) or the making of any Restricted Payment under Section 8.06(d), Indebtedness incurred in connection with such transaction (if any) shall be deemed to have occurred at the first day of the applicable period (and interest expense shall be imputed for the applicable period assuming prevailing interest rates hereunder or the documents pursuant to which the relevant Indebtedness and interest expense shall be incurred, if applicable).

“Property” means an interest of any kind in any property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Register” has the meaning provided in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing of Loans (including Swingline Loans) or the conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, an L/C Application.

“Required Domestic Revolving Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Domestic Revolving Commitments or, if the Domestic Revolving Commitments shall have expired or been terminated, Lenders holding more than 50% of the aggregate principal amount of Domestic Revolving Obligations (including, in each case, the aggregate principal amount of each Lender’s risk participation and funded participation in Domestic L/C Obligations and Domestic Swingline Loans); provided that the Domestic Revolving Commitment of, and the portion of Domestic Revolving Obligations held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Domestic Revolving Lenders.

“Required Foreign Revolving Lenders” means, as of any date of determination, at least two Lenders having more than 50% of the Aggregate Foreign Revolving Commitments or, if the Foreign Revolving Commitments shall have expired or been terminated, Lenders holding more than 50% of the aggregate principal amount of Foreign Revolving Obligations (including, in each case, the aggregate principal amount of each Lender’s risk participation and funded participation in Foreign L/C Obligations and Foreign Swingline Loans); provided that the Foreign Revolving Commitment of, and the portion of Foreign Revolving Obligations held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Foreign Revolving Lenders.

“Required Foreign Term Lenders” means, as of any date of determination, Lenders having more than 50% of the aggregate principal amount of Foreign Term Loan Commitments; provided that the Foreign Term Loan Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Foreign Term Lenders.

“Required Lenders” means, as of any date of determination, at least two Lenders having more than 50% of the Aggregate Commitments or, if the Commitments shall have expired or been terminated, at least two Lenders holding in the aggregate more than 50% of the Loan Obligations (including, in each case, the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans); provided that the commitments of, and the portion of the Loan Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means an officer functioning as the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or secretary of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) by the Parent in respect of its Capital Stock, or any payment (whether in cash, securities or other property) including any sinking fund payment or similar deposit, for or on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock of the Parent or any option, warrant or other right to acquire any such Capital Stock of the Parent and (b) the prepayment, purchase or redemption of any Subordinated Debt of the Consolidated Group prior to scheduled maturity.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the applicable L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iv) in the case of the Existing Letters of Credit, the Closing Date, and (v) such additional dates as the Administrative Agent or the applicable L/C Issuer shall determine or the Required Lenders shall require.

“Revolving Commitments” means the Domestic Revolving Commitments and/or the Foreign Revolving Commitments, as appropriate.

“Revolving Commitment Percentage” means the Domestic Revolving Commitment Percentage and/or the Foreign Revolving Commitment Percentage, as appropriate.

“Revolving Committed Amount” means the Domestic Revolving Committed Amount and/or the Foreign Revolving Committed Amount, as appropriate.

“Revolving Lenders” means the Domestic Revolving Lenders and/or the Foreign Revolving Lenders, as appropriate.

“Revolving Loan” means the Domestic Revolving Loan and/or the Foreign Revolving Loan, as appropriate.

“Revolving Notes” means the Domestic Revolving Notes and/or the Foreign Revolving Notes, as appropriate.

“Revolving Obligations” means the Domestic Revolving Obligations and the Foreign Revolving Obligations.

“Revolving Termination Date” means October 18, 2010.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to a Borrower or any of its Subsidiaries, any arrangement, directly or indirectly, with any Person (other than a Credit Party) whereby such Borrower or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Screen Rate” means, for any Interest Period:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securitization Transaction” means any financing or factoring or similar transaction (or series of such transactions) entered by any member of the Consolidated Group pursuant to which such member of the Consolidated Group may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment (the “Securitization Receivables”) to a special purpose subsidiary or affiliate (a “Securitization Subsidiary”) or any other Person.

“Security Agreements” means the Domestic Security Agreement and the Foreign Security Agreement.

“Self-Funded Bonds” means the Albuquerque Series 2005B Bonds.

“Senior Debt” means (i) the principal of and interest on the loans and obligations owing under this Credit Agreement, as amended, modified, extended, renewed, refunded or replaced, including all fees, indemnities, charges, expenses and other monetary obligations and interest accruing subsequent to commencement of a bankruptcy or an insolvency proceeding, whether or not such interest is allowed as a claim in any such proceeding, (ii) all obligations under any Swap Contracts between any Credit Party and any Lender or an Affiliate of a Lender, and (iii) all obligations under any Treasury Management Agreement between any Credit Party and any Lender or an Affiliate of a Lender.

“Senior Subordinated Notes” means the 10 1/4% Senior Subordinated Notes due 2010 issued pursuant to the terms of the Senior Subordinated Notes Indenture.

“Senior Subordinated Notes Indenture” means that certain Indenture, dated as of August 15, 2003, by and among TP, TPUSA, the guarantors identified therein, and Wells Fargo Bank Minnesota, National Association, as trustee.

“Specified Obligations” means Obligations consisting of principal of and interest on the Loans, reimbursement obligations in respect of Letters of Credit and fees.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the applicable L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the applicable L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the applicable L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Subordinated Debt” means (i) the Senior Subordinated Notes, and (ii) any Indebtedness that by its terms is expressly subordinated in right of payment to the prior payment of the Loan Obligations on terms and conditions, and evidenced by documentation, satisfactory to the Administrative Agent and the Required Lenders.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of the Parent.

“Support Obligations” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Support Obligations shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Borrowing” means a Domestic Swingline Borrowing and/or a Foreign Swingline Borrowing, as appropriate.

“Swingline Commitment” means a Domestic Swingline Commitment and/or a Foreign Swingline Commitment, as appropriate.

“Swingline Lender” means the Domestic Swingline Lender and/or the Foreign Swingline Lender, as appropriate.

“Swingline Loan” means a Domestic Swingline Loan and/or a Foreign Swingline Loan, as appropriate.

“Swingline Note” means a Domestic Swingline Note and/or a Foreign Swingline Note, as appropriate.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement that is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TD” means Tempur Danmark A/S, a capital stock company existing under the laws of Denmark.

“TPI” has the meaning provided in the recitals hereto.

“TPUSA” has the meaning provided in the recitals hereto.

“Tranche” means a category of Commitments and Credit Extensions thereunder. For purposes hereof, each of the following comprises a separate Tranche: (a) the Domestic Revolving Commitments and the Domestic Revolving Loans, (b) the Foreign Revolving Commitments and the Foreign Revolving Loans and (c) the Foreign Term Loan Commitment and the Foreign Term Loan.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“TW” has the meaning provided in the recitals hereto.

“TWH” has the meaning provided in the recitals hereto.

“TWHSL” means Tempur World Holdings, S.L., a company organized under the laws of Spain.

“Type” means, with respect to any Revolving Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UCC” means the Uniform Commercial Code in effect in any applicable jurisdiction from time to time.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

“United States” or “U.S.” means the United States of America.

“Unreimbursed Amount” means Domestic L/C Unreimbursed Amounts and/or Foreign L/C Unreimbursed Amounts, as appropriate.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Wholly Owned Subsidiary” means, with respect to any direct or indirect Subsidiary of any Person, that 100% of the Capital Stock with ordinary voting power issued by such Subsidiary (other than directors’ qualifying shares and investments by foreign nationals mandated by applicable Law) is beneficially owned, directly or indirectly, by such Person. For purposes of this Agreement, Tempur Italia Srl and Tempur France SARL shall each be considered Wholly Owned Subsidiaries of their direct and indirect parents so long as the Capital Stock of each such Person is held by the same Persons holding such Capital Stock as of the Closing Date.

1.02    Interpretive Provisions.

With reference to this Credit Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to “Articles”, “Sections”, “Exhibits” and “Schedules” shall be construed to refer to articles and sections of, and exhibits and schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Credit Document.

1.03    Accounting Terms and Provisions.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements referenced in Section 5.01(d), except as otherwise specifically prescribed herein.

(b) Notwithstanding any provision herein to the contrary, determinations of (i) the applicable pricing level under the definition of “Applicable Percentage” and (ii) compliance with the financial covenants shall be made on a Pro Forma Basis.

(c) If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrowers or the Required Lenders shall object in writing to determining compliance based on such change, then such computations shall continue to be made on a basis consistent with the most recent financial statements delivered pursuant to Section 7.01(a) or (b) as to which no such objection has been made.

1.04    Rounding.

Any financial ratios required to be maintained by the Borrowers pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05    Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the applicable L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable L/C Issuer, as applicable.

(b) Wherever in this Credit Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Dollar Equivalent of such amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be.

1.06    Additional Alternative Currencies.

(a) The Borrowers may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable L/C Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the applicable L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or an L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or such L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Borrowers and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Eurocurrency Rate Loans; and if the Administrative Agent and the applicable L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrowers and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Borrowers. Any specified currency of an Existing Letter of Credit that is neither Dollars nor one of the Alternative Currencies specifically listed in the definition of “Alternative Currency” shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.

1.07    Change of Currency.

(a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Credit Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Credit Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Credit Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08    Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.09    Letter of Credit Amounts.

Unless otherwise provided, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the Dollar Equivalent of the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Issuer Documents related thereto, whether or not such maximum face amount is in effect at such time.

1.10    Limitation on Obligations of Foreign Credit Parties.

Notwithstanding anything set forth in this Credit Agreement or any other Credit Document to the contrary, no Foreign Credit Party and/or Foreign Subsidiary shall at any time be liable, directly or indirectly, for any portion of the Domestic Obligations, including, without limitation, the principal of the Domestic Revolving Loan or any interest thereon or fees payable with respect thereto (and the Domestic Credit Parties are solely liable for such Obligations), and no Property of any Foreign Credit Party and/or Foreign Subsidiary shall at any time serve, directly or indirectly, as Collateral or any other type of collateral or security for any portion of the Domestic Obligations.

ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS

2.01    Commitments.

Subject to the terms and conditions set forth herein:

(a) Domestic Revolving Loans. During the Commitment Period, each Domestic Revolving Lender severally agrees to make revolving credit loans (the “Domestic Revolving Loans”) to the Domestic Borrowers in Dollars, from time to time, on any Business Day; provided that after giving effect to any such Domestic Revolving Loan, (i) with regard to the Domestic Revolving Lenders collectively, the Outstanding Amount of Domestic Revolving Obligations shall not exceed TWO HUNDRED MILLION DOLLARS ($200,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “Aggregate Domestic Revolving Committed Amount”), (ii) with regard to each Domestic Revolving Lender individually, such Lender’s Domestic Revolving Commitment Percentage of Domestic Revolving Obligations shall not exceed its respective Domestic Revolving Committed Amount and (iii) the aggregate Outstanding Amount of all Loans made to the Designated Borrowers shall not exceed the Designated Borrower Limit. Domestic Revolving Loans may consist of Base Rate Loans, Eurocurrency Rate Loans, or a combination thereof, as the Domestic Borrowers may request, and may be repaid and reborrowed in accordance with the provisions hereof.

(b) Domestic Letters of Credit. During the Commitment Period, (i) the Domestic L/C Issuer, in reliance upon the commitments of the Domestic Revolving Lenders set forth herein, agrees (A) to issue Domestic Letters of Credit denominated in Dollars for the account of the Domestic Borrowers or any member of the Consolidated Group on any Business Day, (B) to amend or extend Letters of Credit previously issued hereunder, and (C) to honor drawings under Letters of Credit; and (ii) the Domestic Revolving Lenders severally agree to purchase from the Domestic L/C Issuer a participation interest in the Domestic Existing Letters of Credit and Domestic Letters of Credit issued hereunder in an amount equal to such Lender’s Domestic Revolving Commitment Percentage thereof; provided that (A) the Outstanding Amount of Domestic L/C Obligations shall not exceed the Aggregate Domestic Revolving Committed Amount (as such amount may be decreased in accordance with the provisions hereof, the “Domestic L/C Sublimit”), (B) with respect to each Designated Borrower, the aggregate principal amount of Domestic Revolving Obligations owing by such Designated Borrower shall not exceed its Designated Borrowing Limit with regard to the Domestic Revolving Lenders collectively, (C) the maximum amount available to be drawn under the IRB Letter of Credit will not exceed $75,900,000, (D) the Outstanding Amount of Domestic Revolving Obligations shall not exceed the Aggregate Domestic Revolving Committed Amount, and (E) with regard to each Domestic Revolving Lender individually, such Lender’s Domestic Revolving Commitment Percentage of Domestic Revolving Obligations shall not exceed its respective Domestic Revolving Committed Amount. Subject to the terms and conditions hereof, each Domestic Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly each Borrower may obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Domestic Existing Letters of Credit shall be deemed to have been issued hereunder and shall be subject to and governed by the terms and conditions hereof.

(c) Domestic Swingline Loans. During the Commitment Period, the Domestic Swingline Lender agrees, in reliance upon the commitments of the other Domestic Revolving Lenders set forth herein, to make revolving credit loans (the “Domestic Swingline Loans”) to the Domestic Borrowers in Dollars on any Business Day; provided that (i) the Outstanding Amount of Domestic Swingline Loans shall not exceed TEN MILLION DOLLARS ($10,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “Domestic Swingline Sublimit”), (ii) with respect to each Designated Borrower, the aggregate principal amount of Domestic Revolving Obligations owing by such Designated Borrower shall not exceed its Designated Borrowing Limit and (iii) with respect to the Domestic Revolving Lenders collectively, the Outstanding Amount of Domestic Revolving Obligations shall not exceed the Aggregate Domestic Revolving Committed Amount. Domestic Swingline Loans shall be comprised solely of Base Rate Loans, and may be repaid and reborrowed in accordance with the provisions hereof. Immediately upon the making of a Domestic Swingline Loan, each Domestic Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Domestic Swingline Lender a participation interest in such Domestic Swingline Loan in an amount equal to the product of such Lender’s Domestic Revolving Commitment Percentage thereof; provided that the participation interest shall not be funded except on demand as provided in Section 2.04(b)(ii).

(d) Foreign Revolving Loans. During the Commitment Period, each Foreign Revolving Lender severally agrees to make revolving credit loans (the “Foreign Revolving Loans”) to the Foreign Borrowers in Dollars or Alternative Currencies, from time to time, on any Business Day; provided that after giving effect to any such Foreign Revolving Loan, (i) with regard to the Foreign Revolving Lenders collectively, the Outstanding Amount of Foreign Revolving Obligations shall not exceed THIRTY MILLION DOLLARS ($30,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “Aggregate Foreign Revolving Committed Amount”), (ii) with respect to each Designated Borrower, the aggregate principal amount of Foreign Revolving Obligations owing by such Designated Borrower shall not exceed its Designated Borrowing Limit and (iii) with regard to each Foreign Revolving Lender individually, such Lender’s Foreign Revolving Commitment Percentage of Foreign Revolving Obligations shall not exceed its respective Foreign Revolving Committed Amount and (iii) the aggregate Outstanding Amount of all Loans made to the Designated Borrowers shall not exceed the Designated Borrower Limit. Foreign Revolving Loans shall consist of Eurocurrency Rate Loans and may be repaid and reborrowed in accordance with the provisions hereof.

(e) Foreign Letters of Credit. During the Commitment Period, (i) the Foreign L/C Issuer, in reliance upon the commitments of the Foreign Revolving Lenders set forth herein, agrees (A) to issue Foreign Letters of Credit denominated in Dollars or Alternative Currencies for the account of the Foreign Borrowers or any Foreign Subsidiary on any Business Day, (B) to amend or extend Letters of Credit previously issued hereunder, and (C) to honor drawings under Foreign Letters of Credit; and (ii) the Foreign Revolving Lenders severally agree to purchase from the Foreign L/C Issuer a participation interest in the Foreign Existing Letters of Credit and Foreign Letters of Credit issued hereunder in an amount equal to such Lender’s Foreign Revolving Commitment Percentage thereof; provided that (A) the Outstanding Amount of Foreign L/C Obligations shall not exceed the Aggregate Foreign Revolving Committed Amount (as such amount may be decreased in accordance with the provisions hereof, the “Foreign L/C Sublimit”), (B) with respect to each Designated Borrower, the aggregate principal amount of Foreign Revolving Obligations owing by such Designated Borrower shall not exceed its Designated Borrowing Limit with regard to the Foreign Revolving Lenders collectively, (C) the Outstanding Amount of Foreign Revolving Obligations shall not exceed the Aggregate Foreign Revolving Committed Amount, and (D) with regard to each Foreign Revolving Lender individually, such Lender’s Foreign Revolving Commitment Percentage of Foreign Revolving Obligations shall not exceed its respective Foreign Revolving Committed Amount. Subject to the terms and conditions hereof, each Foreign Borrower’s ability to obtain Foreign Letters of Credit shall be fully revolving, and accordingly each Borrower may obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Foreign Existing Letters of Credit shall be deemed to have been issued hereunder and shall be subject to and governed by the terms and conditions hereof.

(f) Foreign Swingline Loans. During the Commitment Period, the Foreign Swingline Lender agrees, in reliance upon the commitments of the other Foreign Revolving Lenders set forth herein, to make revolving credit loans (the “Foreign Swingline Loans”) to the Foreign Borrowers in Dollars or Alternative Currencies on any

Business Day; provided that (i) the Outstanding Amount of Foreign Swingline Loans shall not exceed TWENTY MILLION DOLLARS ($20,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “Foreign Swingline Sublimit”), (ii) with respect to each Designated Borrower, the aggregate principal amount of Foreign Revolving Obligations owing by such Designated Borrower shall not exceed its Designated Borrowing Limit and (iii) with respect to the Foreign Revolving Lenders collectively, the Outstanding Amount of Foreign Revolving Obligations shall not exceed the Aggregate Foreign Revolving Committed Amount. Foreign Swingline Loans shall bear an interest rate corresponding to N Bor (or such other rate as may be mutually agreed between the Foreign Swingline Lender and the Foreign Borrowers) and may be repaid and reborrowed in accordance with the provisions hereof. Immediately upon the making of a Foreign Swingline Loan, each Foreign Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Foreign Swingline Lender a participation interest in such Foreign Swingline Loan in an amount equal to the product of such Lender’s Foreign Revolving Commitment Percentage thereof; provided that the participation interest shall not be funded except on demand as provided in Section 2.04(b)(ii).

(g) Foreign Term Loan. On and after the Closing Date, each of the Foreign Term Lenders severally agrees to make its portion of a term loan (in the amount of its respective Foreign Term Loan Committed Amount) to the Foreign Borrowers in up to two advances at any time before December 31, 2005, in Euro or Danish kroners, in an aggregate principal amount of ONE HUNDRED TEN MILLION DOLLARS ($110,000,000) (the “Foreign Term Loan”). The Foreign Term Loan shall consist of Eurocurrency Rate Loans. Amounts repaid on the Foreign Term Loan may not be reborrowed.

2.02    Borrowings, Conversions and Continuations under Domestic Revolving Loans, Foreign Revolving Loans and Foreign Term Loans.

(a) (i) Domestic Revolving Loans and the Foreign Term Loan. With respect to Domestic Revolving Loans and the Foreign Term Loan, each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the applicable Borrowers’ irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) with respect to Eurocurrency Rate Loans denominated in Dollars or any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, three Business Days prior to the requested date thereof and (ii) with respect to Base Rate Loans, on the requested date of, any Borrowing, conversion or continuation.

(ii) Foreign Revolving Loans. With respect to Foreign Revolving Loans, each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the applicable Borrowers’ irrevocable notice to Nordea and the Administrative Agent, which may be given by telephone. Each such notice must be received by Nordea not later than 11:00 a.m. (Copenhagen time) three Business Days prior to the requested date thereof.

(b) Each telephonic notice by the Borrowers pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Administrative Agent (and Nordea pursuant to Section 2.02(a)(ii), if applicable) of a written Loan Notice, appropriately completed and signed by a Responsible Officer of a Borrower. Except as provided in Sections 2.03(c) and 2.04(b), each Borrowing, conversion or continuation shall be in a principal amount of (i) with respect to Eurocurrency Rate Loans, $5 million or a whole multiple of $1 million in excess thereof or (ii) with respect to Base Rate Loans, $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrowers’ request is with respect to Revolving Loans or the Foreign Term Loan, (ii) whether such request is for a Borrowing, conversion, or continuation, (iii) the requested date of such Borrowing, conversion or continuation (which shall be a Business Day), (iv) the principal amount of Loans to be borrowed, converted or continued, (v) the Type of Loans to be borrowed, converted or continued, (vi) if applicable, the duration of the Interest Period with respect thereto and (vii) the currency of the Loans to be borrowed. If the Borrowers fail to specify a currency in a Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If the Borrowers fail to specify a Type of Loan in a Loan Notice or if the Borrowers fail to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrowers request a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any Loan Notice, but fails to specify an Interest Period, the Interest Period will be deemed to be one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(c) Following its receipt of a Loan Notice (other than a Loan Notice provided to Nordea pursuant to Section 2.02(a)(ii), if applicable), the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its pro rata share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrowers, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Borrowing (other than a Borrowing of Foreign Revolving Loans), each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the applicable Borrowers in like funds as received by the Administrative Agent either by (A) crediting the account of the Borrowers on the books of Bank of America with the amount of such funds or (B) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrowers (provided that, in the case of a Borrowing of Foreign Revolving Loans, Nordea shall make the requested funds available to the applicable Borrowers either by (x) crediting the account of the applicable Borrowers on the books of Nordea with the amount of such funds or (y) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Nordea by the applicable Borrowers); provided, however, that if, on the date of any Borrowing (1) there are Domestic L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such Domestic L/C Borrowing, and second, shall be made available to the Borrowers as provided above and (2) there are Foreign L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such Foreign L/C Borrowing in the same currency, and second, shall be made available to the Borrowers as provided above.

(d) Except as otherwise provided herein, without the consent of the Required Lenders, (i) a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan and (ii) any conversion into, or continuation as, a Eurocurrency Rate Loan may be made only if the conditions to Credit Extensions in Section 5.02 have been satisfied. During the existence of a Default or Event of Default, (i) no Loan may be requested as, converted to or continued as a Eurocurrency Rate Loan (whether in Dollars or any Alternative Currency) and (ii) at the request of the Required Lenders, any outstanding Eurocurrency Rate Loan shall be converted to a Base Rate Loan on the last day of the Interest Period with respect thereto.

(e) The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(f) If Nordea ceases to hold any Foreign Revolving Commitments, then (i) the provisions set forth in this Section that are applicable to Nordea shall cease to apply to Nordea and (ii) the Foreign Borrowers shall select another Foreign Revolving Lender to serve in the place of Nordea with respect to the provisions in this Section; provided that such Foreign Revolving Lender (A) agrees to perform such obligations and (B) is acceptable to the Administrative Agent.

2.03    Additional Provisions with respect to Letters of Credit.

(a) Obligation to Issue or Amend.

(i) Neither the Domestic L/C Issuer nor the Foreign L/C Issuer shall issue any Letter of Credit if:

(A) the expiry date would occur more than two years from the date of issuance, in case of the IRB Letter of Credit, or more than one year from the date of issuance, in the case of other Letters of Credit, unless the Required Domestic Revolving Lenders or the Required Foreign Revolving Lenders, as appropriate, shall have otherwise given their approval;

(B) for Letters of Credit other than the IRB Letter of Credit, the expiry date of any such Letter of Credit would occur after the L/C Expiration Date, unless the Required Domestic Revolving Lenders or the Required Foreign Revolving Lenders, as appropriate, shall have otherwise given their approval; or

(C) any such Letter of Credit is to be used for purposes other than those permitted under Section 7.11, unless the Required Domestic Revolving Lenders or the Required Foreign Revolving Lenders, as appropriate, shall have otherwise given their approval.

(ii) Neither the Domestic L/C Issuer nor the Foreign L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate any Law or one or more policies of such L/C Issuer;

(C) except as otherwise agreed by the applicable L/C Issuer and the Administrative Agent, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $250,000, in the case of a standby Letter of Credit;

(D) with respect to Domestic Letters of Credit, such Letter of Credit is to be denominated in a currency other than Dollars (except as otherwise agreed by the Administrative Agent);

(E) such L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(F) such Letter of Credit contains provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(G) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender, unless such L/C Issuer has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate such L/C Issuer’s risk with respect to such Lender.

(iii) Neither L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(iv) Neither L/C Issuer shall be under any obligation to amend any Letter of Credit if:

(A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof; or

(B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v) The Domestic L/C Issuer shall act on behalf of the Lenders with respect to any Domestic Letters of Credit issued by it and the documents associated therewith. The Foreign L/C Issuer shall act on behalf of the Lenders with respect to any Foreign Letters of Credit issued by it and the documents associated therewith. Each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by an L/C Issuer in connection with Letters of Credit issued by them or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuers.

(b) Procedures for Issuance and Amendment; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrowers delivered to the Domestic L/C Issuer or Foreign L/C Issuer, as appropriate (with a copy to the Administrative Agent) in the form of a Domestic L/C Application or a Foreign L/C Application, as applicable, appropriately completed and signed by a Responsible Officer. Domestic L/C Applications must be received by the Domestic L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be, or such later date and time as the Domestic L/C Issuer and the Administrative Agent may agree in a particular instance in their sole discretion. In the case of a request for an initial issuance of a Domestic Letter of Credit, such Domestic L/C Application shall specify in form and detail satisfactory to the Domestic L/C Issuer: (A) the proposed issuance date of the requested Domestic Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Domestic L/C Issuer may require. Foreign L/C Applications must be received by the Foreign L/C Issuer and the Administrative Agent (A) not later than 12:00 noon (Copenhagen time) at least three Business Days prior to the proposed issuance date or date of amendment, as the case may be and (B) not later than 12:00 noon a.m. (Copenhagen time) at least three Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Foreign Letter of Credit denominated in Dollars (or, in each case, such later date and time as the Foreign L/C Issuer may agree in a particular instance in its sole discretion). In the case of a request for an initial issuance of a Foreign Letter of Credit, such Foreign L/C Application shall specify in form and detail satisfactory to the Foreign L/C Issuer: (A) the proposed issuance date of the requested Foreign Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Foreign L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Domestic L/C Application or Foreign L/C Application, as applicable, shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable L/C Issuer may require. Additionally, the Borrowers shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Domestic L/C Application or Foreign L/C Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative

Agent has received a copy of such Domestic L/C Application or Foreign L/C Application from the Borrowers and, if not, the applicable L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from the Administrative Agent, any Lender or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrowers (or their Subsidiaries) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to such Lender’s Revolving Commitment Percentage thereof.

(iii) If a Borrower so requests in an L/C Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the applicable L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, a Borrower shall not be required to make a specific request to the such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Domestic L/C Expiration Date or Foreign L/C Expiration Date, as applicable; provided, however, that the applicable L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or any Borrower that one or more of the applicable conditions specified in Section 5.02 (and Section 5.03, with respect to the IRB Letter of Credit) is not then satisfied, and in each case directing such L/C Issuer not to permit such extension.

(iv) If a Borrower so requests in any L/C Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the applicable L/C Issuer, a Borrower shall not be required to make a specific request to such L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the applicable L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the applicable L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or any Borrower that one or more of the applicable conditions specified in Section 5.02 (and Section 5.03, with respect to the IRB Letter of Credit) is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the applicable L/C Issuer not to permit such reinstatement.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(vi) Each L/C Issuer will provide to the Administrative Agent, at least quarterly and more frequently upon request of the Administrative Agent, a summary report on the Letters of Credit it has issued, including, among other things, on whose account each Letter of Credit is issued and each Letter of Credit’s beneficiary, face amount and expiry date.

(c) Drawings and Reimbursements; Funding of Participations.

(i) (A) Drawings of Domestic Letters of Credit. Upon any drawing under any Domestic Letter of Credit, the Domestic L/C Issuer shall notify the Domestic Borrowers and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the Domestic L/C Issuer under a Domestic Letter of Credit to be reimbursed in Dollars (such date, an “Domestic L/C Honor Date”), the Domestic Borrowers shall reimburse the Domestic L/C Issuer in Dollars in an amount equal to the amount of such drawing. The Domestic L/C Issuer shall notify the Administrative Agent of any failure of the Domestic Borrowers to reimburse a drawn Domestic Letter of Credit. If the Domestic Borrowers fail to so reimburse the Domestic L/C Issuer by such time, the Administrative Agent shall promptly notify each Domestic Revolving Lender of the Domestic L/C Honor Date, the amount of the unreimbursed drawing (the “Domestic L/C Unreimbursed Amount”), and the amount of such Lender’s Domestic Revolving Commitment Percentage thereof. In such event, the Domestic Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Domestic L/C Honor Date in an amount equal to the Domestic L/C Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, the amount of the unutilized portion of the Aggregate Domestic Revolving Committed Amount or the conditions set forth in Section 5.02 (or Section 5.03, with respect to the IRB Letter of Credit). Any notice given by the Domestic L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i)(A) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(B) Drawings of Foreign Letters of Credit. Upon any drawing under any Foreign Letter of Credit, the Foreign L/C Issuer shall notify the Foreign Borrowers and the Administrative Agent thereof. Not later than 11:00 a.m. (Copenhagen time) on the date of any payment by the Foreign L/C Issuer under a Foreign Letter of Credit to be reimbursed in the currency in which the Foreign Letter of Credit is denominated (such date, a “Foreign L/C Honor Date”), the Foreign Borrowers shall reimburse the Foreign L/C Issuer in such currency in an amount equal to the amount of such drawing. The Foreign L/C Issuer shall notify the Administrative Agent of any failure of the Foreign Borrowers to reimburse a drawn Foreign Letter of Credit. If the Borrowers fail to so reimburse the Foreign L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Foreign L/C Honor Date, the amount of the unreimbursed drawing (the “Foreign L/C Unreimbursed Amount”), and the amount of such Lender’s Revolving Commitment Percentage thereof. In such event, the Foreign Borrowers shall be deemed to have requested a Borrowing of Eurocurrency Rate Loans (in the applicable currency) to be disbursed on the Foreign L/C Honor Date in an amount equal to the Foreign L/C Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Eurocurrency Rate Loans, the amount of the unutilized portion of the Aggregate Foreign Revolving Committed Amount or the conditions set forth in Section 5.02. Any notice given by the Foreign L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i)(B) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) (A) Funding of Domestic Letters of Credit. Each Lender shall upon any notice pursuant to Section 2.03(c)(i)(A) make funds available to the Administrative Agent for the account of the Domestic L/C

Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Revolving Commitment Percentage of the Domestic L/C Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii)(A), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Domestic Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Domestic L/C Issuer in Dollars.

(C) Funding of Foreign Letters of Credit. Each Lender shall upon any notice pursuant to Section 2.03(c)(i)(B) make funds available to the Administrative Agent for the account of the Foreign L/C Issuer, in the Alternative Currency in which the drawn Foreign Letter of Credit is denominated, at the Foreign L/C Issuer’s Office in an amount equal to its Revolving Commitment Percentage of the Foreign L/C Unreimbursed Amount not later than 11:00 a.m. (Copenhagen time) on the Business Day specified in such notice by the Foreign L/C Issuer, whereupon, subject to the provisions of Section 2.03(c)(iii)(B), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Eurocurrency Rate Loan to the Foreign Borrowers in such amount.

(iii) (A) With respect to any Domestic L/C Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans for any reason, the Domestic Borrowers shall be deemed to have incurred from the Domestic L/C Issuer a Domestic L/C Borrowing in the amount of the Domestic L/C Unreimbursed Amount that is not so refinanced, which Domestic L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the Domestic L/C Issuer pursuant to Section 2.03(c)(ii)(A) shall be deemed payment in respect of its participation in such Domestic L/C Borrowing and shall constitute a Domestic L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(B) With respect to any Foreign L/C Unreimbursed Amount that is not fully refinanced by a Borrowing of Eurocurrency Rate Loans for any reason, the Foreign Borrowers shall be deemed to have incurred from the Foreign L/C Issuer a Foreign L/C Borrowing in the amount of the Foreign L/C Unreimbursed Amount that is not so refinanced, which Foreign L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Foreign L/C Issuer (or to the Administrative Agent for the account of the Foreign L/C Issuer) pursuant to Section 2.03(c)(ii)(B) shall be deemed payment in respect of its participation in such Foreign L/C Borrowing and shall constitute a Foreign L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Revolving Loan or Domestic L/C Advance or Foreign L/C Advance, as applicable pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Commitment Percentage of such amount shall be solely for the account of the applicable L/C Issuer.

(v) Each Lender’s obligation to make Revolving Loans or Domestic L/C Advances or Foreign L/C Advances, as applicable, to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the applicable L/C Issuer, the applicable Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 5.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that the applicable L/C Issuer shall have complied with the applicable provisions of Section 2.03(b)(ii). No such making of a Domestic L/C Advance or Foreign L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the Domestic L/C Issuer or the Foreign L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the applicable L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s Domestic L/C Advance or Foreign L/C Advance, as applicable, in respect of such payment in accordance with Section 2.03(c), (A) if the Administrative Agent receives for the account of the Domestic L/C Issuer any payment in respect of the related Domestic L/C Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Revolving Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Domestic L/C Advance was outstanding) in Dollars or in the same currency as those received by the Administrative Agent and (B) if the Foreign L/C Issuer (or the Administrative Agent) receives any payment in respect of the related Foreign L/C Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto), the Foreign L/C Issuer (through Administrative Agent) or the Administrative Agent, if the funds were received by it, will distribute to such Lender its Revolving Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Foreign L/C Advance was outstanding) in the Alternative Currency in which the Letter of Credit had been denominated or in the same currency as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the applicable L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the applicable L/C Issuer its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

(e) Obligations Absolute. The obligation of the Borrowers to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each Domestic L/C Borrowing or Foreign L/C Borrowing, as applicable, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement or any other Credit Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any of their Subsidiaries may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any adverse change in the relevant exchange rates or in the availability of the relevant currency to the Borrowers or any of their Subsidiaries or in the relevant currency markets generally; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any of their Subsidiaries.

The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to the Borrowers and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity, the Borrowers will immediately notify the applicable L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of the L/C Issuers in such Capacity. Each Lender and the Borrowers agrees that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Domestic Issuer Document or Foreign Issuer Document, as applicable. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to such Borrowers’ use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as the Borrowers may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the applicable L/C Issuer, and the applicable L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers that such Borrowers prove were caused by the applicable L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the applicable L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. (i) Upon the request of the Administrative Agent, (A) if an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Domestic L/C Borrowing or Foreign L/C Borrowing, as applicable, or (B) if, as of the Domestic L/C Expiration Date or Foreign L/C Expiration Date, as applicable, any Domestic L/C Obligation or Foreign L/C Obligation for any reason remains outstanding, the Domestic Borrowers or the Foreign Borrowers, respectively, shall, in each case, immediately Cash Collateralize the then-Outstanding Amount of its Domestic L/C Obligations or Foreign L/C Obligations, as applicable; (ii) if the Administrative Agent notifies the Borrowers at any time that the Outstanding Amount of all Domestic L/C Obligations or Foreign L/C Obligations, as applicable, at such time exceeds 105% of the Domestic Letter of Credit Sublimit, with respect to Domestic Letters of Credit, or 105% of the Foreign Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Domestic Borrowers or the Foreign Borrowers, respectively, shall Cash Collateralize the Domestic L/C Obligations or Foreign L/C Obligations, as applicable, in an amount equal to the amount by which the Outstanding Amount of all Domestic L/C Obligations or Foreign L/C Obligations, as applicable exceeds the Domestic L/C Sublimit or Foreign L/C Sublimit, as applicable; (iii) the Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations and (iv) Sections 2.06 and 9.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the applicable L/C Issuer and the Lenders, as collateral for the Domestic L/C Obligations or Foreign L/C Obligations, as applicable, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Domestic L/C Issuer or Foreign L/C Issuer, as applicable (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Domestic Borrowers hereby grant to the Administrative Agent, for the benefit of the Domestic L/C Issuers and the Domestic Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. The Foreign Borrowers hereby grant to the Administrative Agent, for the benefit of the Foreign L/C Issuers and the Foreign Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

(i) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, any Subsidiary of the Borrowers, the Borrowers shall be obligated to reimburse the applicable L/C Issuer for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledges that the issuance of Letters of Credit for the account of any Borrower’s Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ businesses derive substantial benefits from the businesses of such Subsidiaries.

(j) Letter of Credit Fees. The Borrowers shall pay Letter of Credit fees as set forth in Section 2.09(b).

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Domestic Issuer Document or Foreign Issuer Documents, as applicable, the terms hereof shall control.

2.04    Additional Provisions with respect to Swingline Loans.

(a) Borrowing Procedures.

(i) Domestic Swingline Loans. Each Domestic Swingline Borrowing shall be made in Dollars upon the Borrowers’ irrevocable notice to the Domestic Swingline Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Domestic Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (A) the amount to be borrowed, which shall be a minimum of $100,000, and (B) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Domestic Swingline Lender and the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of a Domestic Borrower. Promptly after receipt by the Domestic Swingline Lender of any telephonic Loan Notice, the Domestic Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Loan Notice and, if not, the Domestic Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Domestic Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Domestic Swingline Borrowing (1) directing the Domestic Swingline Lender not to make such Domestic Swingline Loan as a result of the limitations set forth in this Article II, or (2) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Domestic Swingline Lender will, not later than 3:00 p.m. on the borrowing date specified in such Loan Notice, make the amount of its Domestic Swingline Loan available to the Borrowers at its office by crediting the account of the Domestic Borrowers on the books of the Domestic Swingline Lender in immediately available funds.

(ii) Foreign Swingline Loans. Each Foreign Swingline Borrowing shall be made in Dollars and Alternative Currencies upon the Foreign Borrower’s irrevocable notice to the Foreign Swingline Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Foreign Swingline Lender and the Administrative Agent not later than 12:00 noon (Copenhagen time) on the requested borrowing date, and shall specify (A) the currency and amount to be borrowed, which shall be a minimum of the Dollar Equivalent of $100,000, and (B) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Foreign Swingline Lender and the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of a Foreign Borrower. Promptly after receipt by the Foreign Swingline Lender of any telephonic Loan Notice, the Foreign Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Loan Notice and, if not, the Foreign Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Foreign Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Foreign Revolving Lender) prior to 1:00 p.m. (Copenhagen time) on the date of the proposed Foreign Swingline Borrowing (1) directing the Foreign Swingline Lender not to make such Foreign Swingline Loan as a result of the limitations set forth in this Article II, or (2) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Foreign Swingline Lender will, not later than 2:30 p.m. (Copenhagen time) on the borrowing date specified in such Loan Notice, make the amount of its Foreign Swingline Loan available to the Borrowers at its office by crediting the account of the Foreign Borrowers on the books of the Foreign Swingline Lender in immediately available funds.

(b) Refinancing.

(i) The applicable Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorizes each Swingline Lender to so request on its behalf), that (A) each Domestic Revolving Lender make a Domestic Revolving Loan that is a Base Rate Loan in an amount equal to such Lender’s Domestic Revolving Commitment Percentage of Domestic Swingline Loans then outstanding and (B) each Foreign Revolving Lender make a Foreign Revolving Loan that is a Eurocurrency Rate Loan in an amount equal to such Lender’s Foreign Revolving Commitment Percentage of Foreign Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Loans, the unutilized portion of the Aggregate Domestic Revolving Commitments or Aggregate Foreign Revolving Commitments, as applicable, or the conditions set forth in Section 5.02. The applicable Swingline Lender shall furnish the Borrowers with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Domestic Revolving Lender shall make an amount equal to its Domestic Revolving Commitment Percentage of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Domestic

Swingline Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(b)(ii), each Domestic Revolving Lender that so makes funds available shall be deemed to have made a Domestic Revolving Loan that is a Base Rate Loan to the Domestic Borrowers in such amount. In such case, the Administrative Agent shall remit the funds so received to the Domestic Swingline Lender. Each Foreign Revolving Lender shall make an amount equal to its Foreign Revolving Commitment Percentage of the currency and amount specified in such Loan Notice available to the Foreign Swingline Lender in Same Day Funds for the account of the Foreign Swingline Lender not later than 12:00 noon (Copenhagen time) on the day specified in such Loan Notice, whereupon, subject to Section 2.04(b)(ii), each Foreign Revolving Lender that so makes funds available shall be deemed to have made a Foreign Revolving Loan that is a Eurocurrency Rate Loan to the Foreign Borrowers in such amount.

(ii) If for any reason any Swingline Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(b)(i), the request for Revolving Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Lenders fund its risk participation in the relevant Swingline Loan and each Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(b)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(b) by the applicable time specified in Section 2.04(b)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable Swingline Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the applicable Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the applicable Swingline Lender, the applicable Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 5.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that the Swingline Lender has complied with the provisions of Section 2.04(a). No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swingline Loans, together with interest as provided herein.

(c) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swingline Loan, if the applicable Swingline Lender receives any payment on account of such Swingline Loan, such Swingline Lender will distribute to such Lender its Revolving Commitment Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by such Swingline Lender.

(ii) If any payment received by a Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by such Swingline Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such Swingline Lender in its discretion), each Lender shall pay to such Swingline Lender its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of such Swingline Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

(d) Interest for Account of Swingline Lenders. Each Swingline Lender shall be responsible for invoicing the applicable Borrowers for interest on the Swingline Loans. Until each Lender funds its Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Revolving Commitment Percentage of any Swingline Loan, interest in respect thereof shall be solely for the account of the applicable Swingline Lender.

(e) Payments Directly to Swingline Lenders. (i) The Domestic Borrowers shall make all payments of principal and interest in respect of the Domestic Swingline Loans, directly to the Domestic Swingline Lender and (ii) the Foreign Borrowers shall make payments of principal and interest in respect of the Foreign Swingline Loans, directly to the Foreign Swingline Lender.

(f) Overdraft Facility. The parties hereto acknowledge that the Foreign Swingline Lender may from time to time make loans to the Foreign Borrowers pursuant to an overdraft, autoborrow or similar arrangement (the “Overdraft Facility”) in an amount not to exceed $20,000,000. The loans made pursuant to the Overdraft Facility (the “Overdraft Advances”) shall be deemed Foreign Swingline Loans for all purposes hereof and shall be subject to all of the provisions hereto; provided that (i) the borrowing procedures set forth in the Overdraft Documents shall prevail in the event of any conflict between such borrowing procedures and Section 2.04(a)(ii); (ii) the optional prepayment provisions set forth in the Overdraft Documents shall prevail in the event of any conflict between such provisions and Section 2.06(a); (iii) any mandatory prepayment provisions set forth in the Overdraft Documents shall be in addition to, and not in lieu of or replacement of, the mandatory prepayment provisions set forth in Section 2.05; and (iv) interest on each Overdraft Advance shall be due and payable in arrears on each date set forth in the Overdraft Documents in the event of any conflict between such interest payment dates and the interest payment dates set forth herein.

2.05    Repayment of Loans.

(a) Revolving Loans. The Outstanding Amount of Revolving Loans shall be repaid in full on the Revolving Termination Date.

(b) Swingline Loans. The Outstanding Amount of the Swingline Loans shall be repaid in full on the earlier to occur of (i) the date of demand by the applicable Swingline Lender and (ii) the Revolving Termination Date.

(c) Foreign Term Loan. The Outstanding Amount of the Foreign Term Loan shall be repaid in nineteen (19) consecutive equal quarterly installments as follows: (i) the first eighteen (18) installments will be due on each March 31, June 30, September 30 and December 31, beginning March 31, 2006 and through June 30, 2010 and (ii) the nineteenth (19th) and final installment will be due on October 18, 2010.

2.06    Prepayments.

(a) Voluntary Prepayments. The Loans may be repaid in whole or in part without premium or penalty (except, in the case of Loans other than Base Rate Loans, amounts payable pursuant to Section 3.05); provided that:

(i) in the case of Loans other than Swingline Loans, (A) notice thereof must be received by 11:00 a.m. by the Administrative Agent at least three Business Days prior to the date of prepayment, in the case of Eurocurrency Rate Loans denominated in Dollars, (B) four Business Days prior to any date of prepayment, in the case of Eurocurrency Rate Loans denominated in Alternative Currencies, and (C) on the date of prepayment, in the case of Base Rate Loans, and in each case, any such prepayment shall be a minimum principal amount of $5 million and integral multiples of $1 million in excess thereof, in the case of Eurocurrency Rate Loans and $500,000 and integral multiples of $100,000 in excess thereof, in the case of Base Rate Loans, or, in each case, the entire remaining principal amount thereof, if less;

(ii) in the case of Swingline Loans, (A) notice thereof must be received by the applicable Swingline Lender by (1) 1:00 p.m. on the date of prepayment (with a copy to the Administrative Agent), with respect to Domestic Swingline Loans and (2) 12:00 noon (Copenhagen time) on the date of prepayment (with a copy to the Administrative Agent), with respect to Foreign Swingline Loans and (B) any such prepayment shall be in the same minimum principal amounts as for advances thereof (or any lesser amount that may be acceptable to the applicable Swingline Lender); and

(iii) any voluntary prepayments on the Foreign Term Loans will be applied to remaining scheduled principal amortization installments as requested by the Foreign Borrowers.

Each such notice of voluntary prepayment hereunder shall be irrevocable and shall specify the date and amount of prepayment and the Loans and Type(s) of Loans that are being prepaid and, if Eurocurrency Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will give prompt notice to the applicable Lenders of any prepayment on the Loans and the Lender’s interest therein. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Prepayments of Eurocurrency Rate Loans hereunder shall be accompanied by accrued interest on the amount prepaid and breakage or other amounts due, if any, under Section 3.05.

(b) Mandatory Prepayments.

(i) (A) Domestic Revolving Commitments. If at any time (i) the Outstanding Amount of Domestic Revolving Obligations shall exceed the Aggregate Domestic Revolving Committed Amount, (ii) the aggregate principal amount of Domestic Revolving Obligations owing by any Designated Borrower shall exceed its respective Designated Borrowing Limit, (iii) the Outstanding Amount of Domestic L/C Obligations shall exceed the Domestic L/C Sublimit, (iv) the Outstanding Amount of Domestic Swingline Loans shall exceed the Domestic Swingline Sublimit, immediate prepayment will be made on or in respect of the Domestic Revolving Obligations in an amount equal to such excess; provided, however, that, except with respect to clause (iii), Domestic L/C Obligations will not be Cash Collateralized hereunder until the Domestic Revolving Loans and Domestic Swingline Loans have been paid in full.

(B) Foreign Revolving Commitments. If at any time (i) the Outstanding Amount of Foreign Revolving Obligations shall exceed the Aggregate Foreign Revolving Committed Amount, (ii) the aggregate principal amount of Foreign Revolving Obligations owing by any Designated Borrower shall exceed its respective Designated Borrowing Limit, (iii) the Outstanding Amount of Foreign L/C Obligations shall exceed the Foreign L/C Sublimit, (iv) the Outstanding Amount of Foreign Swingline Loans shall exceed the Foreign Swingline Sublimit, immediate prepayment will be made on or in respect of the Foreign Revolving Obligations in an amount equal to such excess; provided, however, that, except with respect to clause (iii), Foreign L/C Obligations will not be Cash Collateralized hereunder until the Foreign Revolving Loans and Foreign Swingline Loans have been paid in full.

(ii) Dispositions and Involuntary Dispositions. Prepayment will be made on the Loan Obligations on the Business Day following receipt of Net Cash Proceeds required to be prepaid pursuant to the provisions hereof in an amount equal to 100% of the Net Cash Proceeds received from any Disposition or Involuntary Disposition by any member of the Consolidated Group, to the extent (A) such proceeds are not reinvested in assets useful in the business of a member of the Consolidated Group within twelve months of the date of such Disposition or Involuntary Disposition and (B) the aggregate amount of such proceeds that are not reinvested in accordance with clause (A) hereof exceeds $10 million in any fiscal year.

(iii) Equity Transactions. Prepayment will be made on the Loan Obligations in an amount equal to 50% of the Net Cash Proceeds from any Equity Transactions on the Business Day following receipt thereof.

(c) Application. Within each Loan, prepayments will be applied first to Base Rate Loans, then to Eurocurrency Rate Loans in direct order of Interest Period maturities. In addition:

(i) Voluntary Prepayments. Voluntary prepayments shall be applied as specified by the Borrowers. Voluntary prepayments on the Loan Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein. Voluntary prepayments on the Foreign Term Loan may not be reborrowed.

(ii) Mandatory Prepayments. Mandatory prepayments on the Loan Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein; provided that:

(A) (1) Mandatory prepayments in respect of the Domestic Revolving Commitments under subsection (b)(i)(A) above shall be applied to the respective Domestic Revolving Obligations as appropriate.

(2) Mandatory prepayments in respect of the Foreign Revolving Commitments under subsection (b)(i)(B) above shall be applied to the respective Foreign Revolving Obligations as appropriate.

(B) Mandatory prepayments in respect of Dispositions and Involuntary Dispositions under subsection (b)(ii) above shall be applied, (1) if the assets subject to a prepayment resulting from a Disposition or Involuntary Disposition were owned by a Foreign Subsidiary first, to the Foreign Term Loan, ratably to scheduled remaining principal amortization installments thereunder until paid in full, second, to outstanding Foreign Revolving Loans as selected by the Foreign Borrowers, and third to Cash Collateralize outstanding Foreign Letters of Credit and (2) if the assets subject to a prepayment resulting from a Disposition or Involuntary Disposition were owned by a Domestic Subsidiary, to the Domestic Revolving Obligations, first, to the Domestic Revolving Loans and, second, to Cash Collateralize outstanding Domestic Letters of Credit.

(C) Mandatory prepayments in respect of Equity Transactions under subsection (b)(iii) above shall be applied ratably, subject to Section 1.10, to outstanding Domestic Revolving Loans, Foreign Revolving Loans and the Foreign Term Loan. Mandatory prepayments applied to the Revolving Loans shall be to Loans as selected by the Borrowers, and mandatory prepayments applied to the Foreign Term Loan shall be applied ratably to remaining scheduled principal amortization installments.

2.07    Termination or Reduction of Commitments.

(a) Voluntary Reductions. The Aggregate Commitments hereunder may be permanently reduced in whole or in part by notice from the Borrowers to the Administrative Agent; provided that (i) any such notice thereof must be received by 11:00 a.m. at least five Business Days prior to the date of reduction or termination and any such prepayment shall be in a minimum principal amount of $10 million and integral multiples of $1 million in excess thereof; (ii) none of the Aggregate Commitments may be reduced to an amount less than the Loan Obligations then outstanding thereunder and (iii) if, after giving effect to any reduction of any of the Aggregate Commitments, the Domestic L/C Sublimit, the Foreign L/C Sublimit, the Designated Borrower Limit, the Domestic Swingline Sublimit or the Foreign Swingline Sublimit exceeds the amount of applicable Aggregate Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will give prompt notice to the Lenders of any such reduction in the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Revolving Commitment Percentage or Foreign Term Loan Commitment Percentage, as applicable. All commitment or other fees accrued with respect thereto through the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

(b) Mandatory Reductions. The Aggregate Domestic Revolving Committed Amount and Aggregate Foreign Revolving Committed Amount, respectively shall be permanently reduced in an amount equal to mandatory prepayments applied to the Revolving Obligations in respect of Dispositions and Involuntary Dispositions under

Section 2.06(b)(ii). The Aggregate Domestic Revolving Committed Amount and the Aggregate Foreign Revolving Committed Amount shall not be permanently reduced upon application of mandatory prepayments to the Revolving Obligations in respect of Revolving Commitments under Section 2.06(b)(i) or Equity Transactions under Section 2.06(b)(iii).

2.08    Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Percentage plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage; (iii) each Domestic Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage and (iv) each Foreign Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Eurocurrency Rate plus the Applicable Percentage.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(ii) If any amount (other than principal of any Loan) payable by the Borrowers under any Credit Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall at the request of the Required Lenders, pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09    Fees.

(a) Facility Fees.

(i) Domestic Revolving Commitment. The Domestic Borrowers shall pay to the Administrative Agent for the account of each Domestic Revolving Lender in accordance with its Domestic Revolving Commitment Percentage, a facility fee, in Dollars, equal to the Applicable Percentage of the actual daily amount of the Aggregate Domestic Revolving Commitments (or, if the Aggregate Domestic Revolving Commitments have terminated, on the Outstanding Amount of all Domestic Revolving Loans, Domestic Swingline Loans and Domestic L/C Obligations), regardless of usage.

(ii) Foreign Revolving Commitment. The Foreign Borrowers shall pay to the Administrative Agent for the account of each Foreign Revolving Lender in accordance with its Foreign Revolving Commitment Percentage, a facility fee, in Dollars, equal to the Applicable Percentage of the actual daily amount of the

Aggregate Foreign Revolving Commitments (or, if the Aggregate Foreign Revolving Commitments have terminated, on the Outstanding Amount of all Foreign Revolving Loans, Foreign Swingline Loans and Foreign L/C Obligations), regardless of usage.

(iii) Foreign Term Loan Commitment. The Foreign Borrowers for the Foreign Term Loan shall pay to the Administrative Agent for the account of each Foreign Term Lender in accordance with its Foreign Term Loan Commitment Percentage, a facility fee, in Dollars, equal to the Applicable Percentage of the aggregate principal amount of the Foreign Term Loan, whether or not then drawn.

(iv) Payments. The foregoing facility fees shall accrue at all times during the Commitment Period (and thereafter so long as any Revolving Loans, Swingline Loans, L/C Obligations or Foreign Term Loans remain outstanding), including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Closing Date, on the Revolving Termination Date, on the date of the final payment of principal on the Foreign Term Loan (and, if applicable, thereafter on demand). The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect.

(b) Commercial and Standby Letter of Credit Fees.

(i) Domestic Letter of Credit Fees. The Domestic Borrowers shall pay to the Administrative Agent for the account of each Domestic Revolving Lender in accordance with its Domestic Revolving Commitment Percentage, in Dollars, (A) a Domestic Letter of Credit fee for each commercial Domestic Letter of Credit equal to 1/8th of 1% per annum multiplied by the Dollar Equivalent of the actual daily maximum amount available to be drawn under such Domestic Letter of Credit (whether or not such maximum amount is then in effect under such Domestic Letter of Credit) and (B) a Domestic Letter of Credit fee for each standby Domestic Letter of Credit equal to the Applicable Percentage multiplied by the Dollar Equivalent of the actual daily maximum amount available to be drawn under such Domestic Letter of Credit (whether or not such maximum amount is then in effect under such Domestic Letter of Credit) (collectively, the “Domestic Letter of Credit Fees”). The Domestic Letter of Credit Fees shall be computed on a quarterly basis in arrears, and shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Domestic Letter of Credit, on the Domestic L/C Expiration Date and thereafter on demand. If there is any change in the Applicable Percentage during any quarter, the daily maximum amount of each standby Domestic Letter of Credit shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Domestic Revolving Lenders, while any Event of Default exists, all Domestic Letter of Credit Fees shall accrue at the Default Rate.

(ii) Domestic Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Domestic Borrowers shall pay directly to the Domestic L/C Issuer for its own account, in Dollars (or other currency accepted by the Domestic L/C Issuer in its sole discretion), a fronting fee (A) with respect to each standby Domestic Letter of Credit at the rate and at the times specified in the applicable Fee Letter or as otherwise agreed between the Domestic Borrowers and the Domestic L/C Issuer, (B) with respect to any amendment of a commercial Domestic Letter of Credit increasing the amount of such Domestic Letter of Credit, a rate separately agreed between the applicable Domestic Borrower and the Domestic L/C Issuer and (C) with respect to each commercial Domestic Letter of Credit, at the rate and times agreed by the applicable Domestic Borrower and the Domestic L/C Issuer at the time of issuance. In addition, the Domestic Borrowers shall pay directly to each Domestic L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Domestic L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(iii) Foreign Letter of Credit Fees. The Foreign Borrowers shall pay to the Administrative Agent for the account of each Foreign Revolving Lender in accordance with its Foreign Revolving Commitment Percentage, in Dollars, (A) a Foreign Letter of Credit fee for each commercial Foreign Letter of Credit equal to 1/8th of 1% per annum multiplied by the Dollar Equivalent of the actual daily maximum amount available to be drawn under such Foreign Letter of Credit (whether or not such maximum amount is then in effect under such Foreign Letter of Credit) and (B) a Foreign Letter of Credit fee for each standby Foreign Letter of Credit equal to the Applicable Percentage multiplied by the Dollar Equivalent of the actual daily maximum amount available to be drawn under such Foreign Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) (collectively, the “Foreign Letter of Credit Fees”). The Foreign Letter of Credit Fees shall be computed on a quarterly basis in arrears, and shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Foreign Letter of Credit, on the Foreign L/C Expiration Date and thereafter on demand. If there is any change in the Applicable Percentage during any quarter, the daily maximum amount of each standby Foreign Letter of Credit shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Foreign Revolving Lenders, while any Event of Default exists, all Foreign Letter of Credit Fees shall accrue at the Default Rate.

(iv) Foreign Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Foreign Borrowers shall pay directly to the Foreign L/C Issuer for its own account, in Dollars (or other currency accepted by the Foreign L/C Issuer in its sole discretion), a fronting fee (A) with respect to each standby Foreign Letter of Credit at the rate and at the times specified in the applicable Fee Letter or as otherwise agreed between the Foreign Borrowers and the Foreign L/C Issuer, (B) with respect to any amendment of a commercial Foreign Letter of Credit increasing the amount of such Foreign Letter of Credit, a rate separately agreed between the Foreign Borrower and the Foreign L/C Issuer and (C) with respect to each commercial Foreign Letter of Credit, at the rate and times agreed by the applicable Foreign Borrower and the Foreign L/C Issuer at the time of issuance. In addition, the Foreign Borrowers shall pay directly to each Foreign L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Foreign L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(c) Other Fees.

(i) The Borrowers shall pay to the Arranger and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrowers shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10    Computation of Interest and Fees.

All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s prime rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11    Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. All payments by the applicable Borrowers of principal of and interest on Foreign Revolving Loans shall be made to Nordea, which shall promptly inform, in writing, the Administrative Agent of the date, time and amount of such payments, along with any other information regarding such payments as requested by the Administrative Agent. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Credit Agreement be made in the United States. If, for any reason, the Borrowers are prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrowers shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its pro rata share of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the definition of “Interest Period”, if any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. If Nordea ceases to hold any Foreign Revolving Commitments, then (i) the provisions set forth in this Section that are applicable to Nordea shall cease to apply to Nordea and (ii) the Foreign Borrowers shall select another Foreign Revolving Lender to serve in the place of Nordea with respect to the provisions in this Section; provided that such Foreign Revolving Lender (A) agrees to perform such obligations and (B) is acceptable to the Administrative Agent.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuers, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or each of the L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligation of the Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Allocation of Funds. If at any time insufficient funds are received by or are available to the Administrative Agent to pay fully all amounts of principal, Domestic L/C Borrowings, Foreign L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including all reasonable fees, expenses and disbursements of any law firm or other counsel and amounts payable under Article III) incurred by the Administrative Agent and each Lender, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal, Domestic L/C Borrowings and Foreign L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal, Domestic L/C Borrowings and Foreign L/C Borrowings then due to such parties.

2.12    Sharing of Payments By Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swingline Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in (i) Domestic L/C Obligations and Domestic Swingline Loans of the other Lenders, if such Lender is a Domestic Revolving Lender or (ii) Foreign L/C Obligations and Foreign L/C Swingline Loans, if such Lender is a Foreign Revolving Lender, or make such other adjustments among the group of Domestic Revolving Lenders or Foreign Revolving Lenders, as applicable, or as shall be equitable, so that the benefit of all such payments shall be shared by the Domestic Revolving Lenders or Foreign Revolving Lenders, as applicable, ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(1) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(2) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Credit Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swingline Loans to any assignee or participant, other than to the Borrowers or any of their Subsidiaries (as to which the provisions of this Section shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

2.13    Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to the Administrative Agent a Note for such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.14    Designated Borrowers.

(a) Effective as of the date hereof, each Subsidiary set forth on Schedule 2.14 shall be a “Designated Borrower” hereunder and may receive Loans for its account on the terms and conditions set forth in this Credit Agreement.

(b) The Borrowers may at any time, upon not less than 15 Business Days’ notice from the Borrowers to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any additional Subsidiary (an “Applicant Borrower”) as a Designated Borrower to receive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit 2.14-1 (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant

Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Lenders in their sole discretion, and Notes signed by such new Borrowers to the extent any Lenders so require. If the Administrative Agent and the Required Lenders agree that an Applicant Borrower shall be entitled to receive Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit 2.14-2 (a “Designated Borrower Notice”) to the Borrowers and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date.

(c) The Obligations of the Domestic Borrowers and each Designated Borrower that is a Domestic Subsidiary shall be joint and several in nature. The Foreign Obligations of the Foreign Borrowers and each Designated Borrower that is a Foreign Subsidiary shall be several, and not joint and several, in nature.

(d) The Administrative Agent and the Lenders agree that upon delivery of the documentation provided for in this Section 2.14 in a form satisfactory to the Administrative Agent and the European Collateral Agent, Newco may become a Designated Borrower hereunder without any further consent or vote of the Required Lenders.

(e) Each Subsidiary that is or becomes a “Designated Borrower” pursuant to this Section 2.14 hereby irrevocably appoints (i) with respect to any requested Credit Extension of Domestic Revolving Loans, Domestic Swingline Loans or Domestic L/C Obligations, TPI as its agent and (ii) with respect to any requested Credit Extension of Foreign Revolving Loans, Foreign Swingline Loans or Foreign L/C Obligations, Dan-Foam, in each case for all purposes relevant to this Credit Agreement and each of the other Credit Documents, including (1) the giving and receipt of notices, (2) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (3) the receipt of the proceeds of any Loans made by the Lenders, to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the respective party set forth in clauses (i) and (ii) above, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to such agent, as applicable, for the Designated Borrower in accordance with the terms of this Credit Agreement shall be deemed to have been delivered to each Designated Borrower.

(f) The Borrowers may from time to time, upon not less than 15 Business Days’ notice from the Borrowers to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

2.15    Joint and Several Liability.

(a) Domestic Borrowers.

(i) Each Domestic Borrower accepts joint and several liability hereunder in consideration of the financial accommodation to be provided by the Administrative Agent and the Lenders under this Credit Agreement and the other Credit Documents, for the mutual benefit, directly and indirectly, of each Domestic Borrower and in consideration of the undertakings of each Domestic Borrower to accept joint and several liability for the obligations of each Domestic Borrower.

(ii) Each Domestic Borrower shall be jointly and severally liable for all Obligations (whether borrowed by a Domestic Borrower or by a Foreign Borrower), regardless of which Borrower actually receives Credit Extensions hereunder or the amount of such Credit Extensions received or the manner in which the Administrative Agent or any Lender accounts for such Credit Extensions on its books and records. Each Domestic Borrower’s obligations with respect to Credit Extensions made to it, and each Domestic Borrower’s obligations arising as a result of the joint and several liability of such Domestic Borrower hereunder, with respect to Credit Extensions made to and other Obligations owing by the other Borrowers hereunder, shall be separate and distinct obligations, but all such obligations shall be primary obligations of each Domestic Borrower.

(iii) Each Domestic Borrower’s obligations arising as a result of the joint and several liability of such Domestic Borrower hereunder with respect to Credit Extensions made to and other Obligations owing by the other Borrowers hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (A) the validity or enforceability, avoidance or subordination of the obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the obligations of any other Borrower, (B) the absence of any attempt to collect the Obligations from any other Borrower, any other guarantor, or any other security therefor, or the absence of any other action to enforce the same, (C) the waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent or any Lender with respect to any provision of any instrument evidencing the obligations of any other Borrower, or any part thereof, or any other agreement now or hereafter executed by any other Borrower and delivered to the Administrative Agent or any Lender, (D) the failure by the Administrative Agent or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the obligations of any other Borrower, (E) the Administrative Agent’s or any Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (F) any borrowing or grant of a security interest by any other Borrower, as Debtor In Possession under Section 364 of the Bankruptcy Code, (G) the disallowance of all or any portion of the Administrative Agent’s or any Lender’s claim(s) for the repayment of the obligations of any other Borrower under Section 502 of the Bankruptcy Code, or (H) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower. With respect to each Domestic Borrower’s obligations arising as a result of the joint and several liability of such Domestic Borrower hereunder with respect to Credit Extensions made to the other Borrowers hereunder, such Domestic Borrower waives, until the Obligations shall have been paid in full and this Credit Agreement and the other Credit Documents shall have been terminated, any right to enforce any right of subrogation or any remedy which the Administrative Agent or any Lender now has or may hereafter have against such Domestic Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent or any Lender to secure payment of the Obligations or any other liability of any Borrower to the Administrative Agent or any Lender.

(iv) Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent and the Lenders may proceed directly and at once, without notice, against any Domestic Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations. Each Domestic Borrower consents and agrees that the Administrative Agent and the Lenders shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations.

(b) Foreign Borrowers. The obligations of the Foreign Borrowers under this Credit Agreement and the other Credit Documents shall be several, and not joint, in nature (except as provided in Article IV) and shall be limited to the Foreign Obligations, provided that the Foreign Borrowers expressly waive any requirement that the Administrative Agent or any holder of the Foreign Obligations, or any of their officers, agents or representatives, exhaust any right, power or remedy or first proceed under any of the Credit Documents or against any other Credit Party, any other Person or any Collateral with respect to the Foreign Obligations.

2.16    Special Provisions Relating to the Albuquerque IRB Financing and the Albuquerque Bonds.

(a) Pledge of Bank Bonds. The Domestic Borrowers hereby pledge, assign, hypothecate and transfer to the Domestic Collateral Agent all their respective rights, title and interest to, and hereby grants to the Domestic Collateral Agent a first lien on, and security interest in, all right, title and interest of the Domestic Borrowers in and to the following (the “Bank Bond Collateral”):

(i) all Albuquerque Series 2005A Bonds which may from time to time have been purchased with proceeds of drawings under the Letter of Credit (the “Bank Bonds”);

(ii) all income, earnings, profits, interest, premium or other payments in whatever form in respect of the Bank Bonds;

(iii) all proceeds (cash and non-cash) arising out of the sale, exchange, collection, enforcement or other disposition of all or any portion of the Bank Bonds;

as collateral security for the prompt and complete payment when due of all amounts due in respect of the Obligations.

The Bank Bonds shall be held by the Fiscal Agent pursuant to the provisions of Section 3.08(d)(ii) of the Albuquerque Bond Indenture.

After the occurrence of an Event of Default, the Domestic Collateral Agent, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon the Domestic Borrowers or any other person (all and each of which demands, advertisements and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Bank Bond Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase, contract to sell or otherwise dispose of and deliver such Bank Bond Collateral, or any part thereof, at public or private sale or sales, at any exchange, broker’s board or at any of the Domestic Collateral Agent’s offices or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk, with the right of the Domestic Collateral Agent or any of the Lenders upon any such sale or sales, public or private, to purchase the whole or any part of such Bank Bond Collateral so sold, free of any right or equity of redemption in the Domestic Borrowers, which right or equity is hereby expressly waived or released. The net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any and all of the Bank Bond Collateral or in any way relating to the rights of the Bank hereunder, including reasonable attorney’s fees and legal expenses, will be applied to the payment in whole or in part of the Obligations in such order as the Administrative Agent may elect, the Domestic Borrowers remaining liable for any deficiency remaining unpaid after such application, and only after so applying such net proceeds and after the payment by the Domestic Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-504(1) of the Uniform Commercial Code, need the Domestic Collateral Agent account for the surplus, if any, to the Domestic Borrowers. The Domestic Borrowers agrees that the Domestic Collateral Agent need not give more than ten (10) days’ notice of the time and place of any public sale or of the time after which a private sale or other intended disposition is to take place and that such notice is reasonable notification of such matters. No notification need be given to the Domestic Borrowers if it has signed after default a statement renouncing or modifying any right to notification of sale or other intended disposition. In addition to the rights and remedies granted to it in this Credit Agreement and in any other instrument or agreement securing, evidencing or relating to any of the Obligations, the Administrative Agent, the Domestic Collateral Agent and the Lenders shall have all the rights and remedies of a secured party under the Uniform Commercial Code of the State of New Mexico except to the extent the remedial provisions of some other state laws are applicable.

The Domestic Borrowers covenants that the pledge, assignment and delivery of the Bank Bond Collateral hereunder will create a valid, perfected, first priority security interest in all right, title and interest of the Domestic Borrowers in or to such Bank Bond Collateral, and the proceeds thereof, subject to no prior pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance or to any agreement purporting to grant to any third party a security interest in the property or assets of the Domestic Borrowers which would include the Bank Bond Collateral. The Domestic Borrowers covenants and agrees that it will defend the Bank’s right, title and security interest in and to the Bank Bond Collateral and the proceeds thereof against the claims and demands of all persons whomsoever.

The Bank Bonds shall be released from the security interest created hereunder upon satisfaction of the Obligations with respect to such Bank Bonds, and restoration of amounts drawn under the IRB Letter of Credit.

(b) Notation by Fiscal Agent. Bonds purchased with the proceeds of drawings on the IRB Letter of Credit which are held under a Book entry system shall be held by the Fiscal Agent in the name of the Domestic Collateral Agent with a notation that such Bonds are “Bank Bonds.” The Bank Bonds shall be held by the Fiscal Agent as fiduciary for the Domestic Collateral Agent and shall secure the Obligations hereunder.

(c) Optional Redemption of Albuquerque Bonds. Except as required hereunder, TPUSA will not take or permit the Trustee under the Albuquerque Bond Indenture to take any action which would result in the optional redemption or prepayment of all or any portion of the Albuquerque Bonds with funds drawn under the IRB Letter of Credit, unless TPUSA has provided the Administrative Agent with notice of the desired redemption and made satisfactory arrangements with the Administrative Agent and the Domestic L/C Issuer to reimburse the Domestic L/C Issuer in full for the Optional Redemption Drawing under the IRB Letter of Credit necessary to effect such redemption by no later than the date on which the Trustee first sends notice thereof to the owners of the Albuquerque Bonds. Thereupon the Administrative Agent and/or the Domestic L/C Issuer shall notify the Trustee to begin redemption proceedings and to draw on the IRB Letter of Credit as required by the Albuquerque Bond Indenture. Notwithstanding the foregoing, TPUSA may not direct an optional redemption of the Albuquerque Bonds in connection with an insurance recovery or condemnation award with respect to any portion of the Project unless (i) such proceeds exceed the amount used to fully rebuild or restore the Albuquerque Project or (ii) TPUSA has first obtained the prior written consent of the Administrative Agent.

(d) Self-Funded Bonds. TPUSA will not take or permit the Trustee under the Albuquerque Bond Indenture to take any action which would result in the optional redemption or prepayment of all or any portion of the Self- Funded Bonds prior to October 1, 2035 or grant any Lien to secure the Self-Funded Bonds; provided, however, that at any time prior to the occurrence of an Event of Default, TPUSA may effect a redemption of Self-Funded Bonds in an aggregate principal amount not greater than one-third (1/3) of the aggregate principal amount of Albuquerque Bonds which have been redeemed as of such date. TPUSA will not modify, terminate or waive any agreement which subordinates the Self-Funded Bonds to the TPUSA’s obligations under this Credit Agreement and/or the other Credit Documents. Except as provided in the first sentence of this subsection, TPUSA will not make any direct or indirect payment with respect to the Self-Funded Bonds in violation of any such subordination agreement.

(e) Redemption of the Albuquerque Series 2005A Bonds. Unless the Administrative Agent and the Required Lenders shall otherwise direct, redemption will be made of the Albuquerque Series 2005A Bonds in 39 quarterly installments (with the first 38 installments each in the amount of $1,920,000 and the final installment in the amount of $2,040,000) beginning with the quarter ending March 31, 2006; provided, however, in the event that on the last day of any fiscal quarter for which a scheduled redemption payment is due but on which (i) no Albuquerque Series 2005A Bonds are outstanding, no redemption payment as provided herein shall be required for such for such fiscal quarter or (ii) the aggregate principal amount of the Albuquerque Series 2005A Bonds outstanding is less than the regularly scheduled redemption amount, the redemption payment for such fiscal quarter shall be equal to the aggregate amount of such Albuquerque Series 2005A Bonds outstanding. Any redemption of the Albuquerque Series 2005A Bonds in excess of the amount required by the preceding sentence will be applied as a credit against the required redemptions in inverse order of the due date or, with the consent of the Administrative Agent and the Required Lenders, otherwise at the direction of TPUSA. Notwithstanding anything contained herein to the contrary, the foregoing redemptions shall not be made at any such time as an Event of Default shall have occurred and be continuing.

(f) Subordination of Self-Funded Bonds. Notwithstanding anything contained herein or in the Self-Funded Bonds, the Albuquerque Bond Indenture pursuant to which the Self-Funded Bonds have been issued or any other documents relating to the Self-Funded Bonds, TW, as holder of the Self-Funded Bonds and a Credit Party hereunder, covenants and agrees for itself and its successors and assigns that payment of principal and interest on the Self-Funded Bonds is expressly subordinated in right and order of payment to the prior payment in full in cash or cash equivalents of all Senior Debt as provided herein.

To the extent any payment of Senior Debt (whether by or on behalf of any obligor under the Self-Funded Bonds, as proceeds of security or enforcement of any right of set-off, or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to a trustee, receiver or similar party under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then if such payment is recovered by, or paid over to, such trustee, receiver or other similar party, the Senior Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

Upon any payment or distribution of assets or securities of any obligor under the Self-Funded Bonds (including, for purposes of this Section 2.16(f), TPUSA) upon any dissolution, winding up, liquidation or reorganization of any obligor under the Self-Funded Bonds, whether voluntary or involuntary or in bankruptcy, insolvency, reorganization, receivership or similar proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of any obligor under the Self-Funded Bonds (subject to the power of a court of competent jurisdiction to make other equitable provision reflecting the rights conferred herein upon the Senior Debt and the holders thereof with respect to the Self-Funded Bonds and the holders thereof by a lawful plan of reorganization under applicable law),

(i) the holders of all Senior Debt shall first be entitled to receive indefeasible payment in full in cash or cash equivalents of all amounts due thereon (including interest accruing subsequent to the commencement of or filing of a petition in any bankruptcy or insolvency proceeding at the rate provided for under the terms of such Senior Debt), before the holders of the Self-Funded Bonds are entitled to receive any payment upon the principal of or interest on indebtedness evidenced by the Self-Funded Bonds or any distribution of assets in respect of the Self-Funded Bonds;

(ii) any payment or distribution of assets of any obligor under the Self-Funded Bonds of any kind or character, whether in cash, property or securities, to which the holders of the Self-Funded Bonds would be entitled except for these subordination provisions shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Debt or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Debt may have been issued, ratably according to the aggregate amounts remaining unpaid on account of such Senior Debt held or presented by each, to the extent necessary to make payment in full of all Senior Debt remaining unpaid, or adequate provision therefor, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt; and

(iii) in the event that, notwithstanding the foregoing, any payment or distribution of assets of any obligor under the Self-Funded Bonds of any kind or character, whether in case, property or securities, shall be received by the holders of the Self-Funded Bonds after the commencement of such marshalling of assets and before all Senior Debt is paid in full, or adequate provision made therefor, such payment or distribution shall be paid over to the holders of such Senior Debt or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of the Senior Debt may have been issued, for application to the all Senior Debt remaining unpaid as provided herein until all such Senior Debt shall have been paid in full, or adequate provision made therefor, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

Except as otherwise provided in the foregoing paragraph in the case of a distribution of assets of any obligor under the Self-Funded Bonds under the circumstances therein described, and always subject to such provisions in such case, any obligor under the Self-Funded Bonds may make scheduled payments of principal and interest on the

Self-Funded Bonds as and when (but not sooner than the respective times when) such payments become due in accordance with the terms hereof (other than by acceleration, for which provision is hereinafter made), and, unless the terms of any Senior Debt then outstanding expressly prohibit such prepayment and the holder or holders of such Senior Debt have not waived such prohibition, any obligor under the Self-Funded Bonds may also make optional prepayment of principal and interest upon the Self-Funded Bonds, and the holders of the Self-Funded Bonds may receive such payments or permitted prepayments, unless at the time of any such payment or prepayment:

(a) either

(i) a payment default then exists in respect of any Senior Debt (including any payment that has become due by reason of acceleration), or

(ii) (A) a default otherwise exists with respect to any Senior Debt (other than a default in payment thereof when due), and (B) by reason of such default the holders of such Senior Debt (or a trustee on their behalf) are by their terms entitled to accelerate payment of such Senior Debt with notice or the passage of time or both, and (C) written notice of such default, specifying that it is a “Payment Blockage Notice” has been given to the holder of the Self-Funded Bonds by the Administrative Agent for and on behalf of the holders of the Senior Debt so affected; and

(b) the default or defaults referred to in the foregoing clause (a), and the consequences thereof, have not been effectively waived or cured and continue to exist.

Any period during which the conditions described in the foregoing clauses (a) and (b) exist is referred to herein as a “Payment Blockage Period”. During any Payment Blockage Period, all payments and prepayments made on or in respect of the Self-Funded Bonds to the holders thereof, and any amounts recovered by any such holder upon the exercise of such holder’s remedies and applicable to payments on the Self-Funded Bonds, during such Payment Blockage Period or otherwise in contravention of these subordination provisions, shall be held for and paid over to the Administrative Agent, subject to claim and recovery by or on behalf of, the holders of the Senior Debt for application to the Senior Debt then due as provided herein (or otherwise among such holders of Senior Debt as a court of competent jurisdiction may direct), whereupon the rights of the holders of the Self-Funded Bonds against the obligors under the Self-Funded Bonds shall be the same as though the payments so paid over or recovered had never been made by such obligors.

The holders of the Self-Funded Bonds hereby agree not to accelerate payment of the Self-Funded Bonds, or commence any action, suit or proceeding against any obligor under the Self-Funded Bonds, or otherwise to pursue any remedy to enforce such holder’s rights to payment of the Self-Funded Bonds, or commence or join with any other creditors of any obligor under the Self-Funded Bonds in commencing any bankruptcy, reorganization or insolvency proceedings against any obligor under the Self-Funded Bonds, (a) at any time during a Payment Blockage Period, or (b) at any time, while a payment default exists in respect of any Senior Debt. An Event of Default occurring by reason of the failure of any obligor under the Self-Funded Bonds to pay principal of or interest on the Self-Funded Bonds when due (otherwise than by acceleration) shall be deemed cured and no longer continuing at such time as such principal and interest so due shall have been paid in full. Notwithstanding the foregoing, the holders of the Self-Funded Bonds may accelerate payment of the Self-Funded Bonds and, subject to and consistent with the prior rights of the holders of the Senior Debt, the holders of the Self-Funded Bonds may commence any action, suit or proceeding against any obligor under the Self-Funded Bonds with respect to the Self-Funded Bonds, or otherwise pursue any remedy to enforce such holder’s rights to payment of the Self-Funded Bonds, or commence or join with any proceedings against any obligor under the Self-Funded Bonds, and may receive payments upon the Self-Funded Bonds under such circumstances, if:

(1) A default shall have existed under the Senior Debt and the indebtedness thereunder shall have been accelerated and the commitments relating thereto shall have been terminated; or

(2) A bankruptcy or insolvency proceeding shall have been commenced in respect of any obligor under the Self-Funded Bonds; or

provided, that upon any such acceleration, and in any such action, suit or proceeding, or in the enforcement of any such remedy, or in any such bankruptcy, reorganization or insolvency proceedings, the holder of the

Self-Funded Bonds shall not be entitled to receive any payments thereon until payment of all Senior Debt then due and payable (including that then due and payable by reason of acceleration thereof) shall have been paid in full, or provision for payment thereof satisfactory to the holders thereof shall have been made.

The holder of the Self-Funded Bonds will not sell, assign or otherwise transfer the Self-Funded Bonds without prior notice to and the consent of the Administrative Agent, which consent will not be unreasonably withheld or delayed, and in the case of any such sale, assignment or transfer the holder of the Self-Funded Bonds will have the purchaser, successor or transferee sign an acknowledgment of the terms of subordination provided herein.

Nothing contained herein shall prohibit the holders of the Self-Funded Bonds from joining any bankruptcy, reorganization or insolvency proceedings once commenced by other creditors of any obligor under the Self-Funded Bonds; provided that in any such proceedings the holders of the Self-Funded Bonds shall exercise such holder’s rights with respect to the Self-Funded Bonds in a manner consistent with these subordination provisions and the priority of the Senior Debt herein established, and shall, to the extent permitted by law and consistent with these subordination provisions, and as requested by the Administrative Agent for the holders of Senior Debt for such purpose, assign such rights (including the rights to file proofs of claim and to vote claims on any plan of reorganization or arrangement) to the holders of the Senior Debt, pro rata in accordance with their claims or as they may otherwise agree among themselves.

Subject to the indefeasible payment in full of all Senior Debt in cash or cash equivalents, the holder of the Self-Funded Bonds, ratably in accordance with the amounts due them, shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of cash, property or securities of any obligor under the Self-Funded Bonds applicable to the Senior Debt until the principal of and interest on the Self-Funded Bonds shall be paid in full and no such payments or distributions to the holders of the Senior Debt of cash, property or securities otherwise distributable to the holder of the Self-Funded Bonds (but for these subordination provisions) shall, as between any obligor under the Self-Funded Bonds, their creditors other than the holders of Senior Debt, and the holders of the Self-Funded Bonds, be deemed to be a payment by any obligor under the Self-Funded Bonds on account of the Senior Debt.

It is understood that these subordination provisions are and are intended solely for the purpose of defining the relative rights of the holder of the Self-Funded Bonds, on the one hand, and the holders of the Senior Debt, on the other hand. Nothing contained herein is intended to or shall impair, as between any obligor under the Self-Funded Bonds, their creditors other than the holders of Senior Debt, and the holder of the Self-Funded Bonds, the obligation of any obligor under the Self-Funded Bonds, which is unconditional and absolute, to pay to the holder of the Self-Funded Bonds, ratably in accordance with the respective amounts due them, the principal of and interest on the Self-Funded Bonds as and when the same shall become due and payable in accordance with their terms, or to affect the relative rights of the holder of the Self-Funded Bonds and creditors of any obligor under the Self-Funded Bonds other than the holders of the Senior Debt.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01    Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrowers shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent, each Lender and each L/C Issuer, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or an L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to the applicable Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by a Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by a Borrower or the Administrative Agent as will enable a Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that a Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the request of any Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit a Borrower to determine the withholding or deduction required to be made.

Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or any Borrower, as the Administrative Agent or any Borrower shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by such Borrower pursuant to this Credit Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that a Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, a Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Credit Documents, with respect to such jurisdiction.

(f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or an L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay to the applicable Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or an L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of the Administrative Agent, such Lender or an L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or an L/C Issuer in the event the Administrative Agent, such Lender or an L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or an L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

3.02    Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the applicable Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Loans that are Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the applicable Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03    Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency), or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of Loans that are Base Rate Loans in the amount specified therein.

3.04    Increased Cost; Capital Adequacy.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement reflected in the Eurocurrency Rate) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or either L/C Issuer;

(ii) subject any Lender or L/C Issuer to any tax of any kind whatsoever with respect to this Credit Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Loan made by it, or change the basis of taxation of payments to such Lender or L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or L/C Issuer);

(v) the Mandatory Cost, as calculated hereunder, does not represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or

(vi) impose on any Lender or L/C Issuer or the London interbank market any other condition, cost or expense affecting this Credit Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or L/C Issuer, the applicable Borrowers will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the applicable Borrower shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or L/C Issuer, as the case may be, notifies the applicable Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurocurrency Rate Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05    Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers;

(c) any failure by the Borrowers to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 11.13;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Base Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06    Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 11.13.

3.07    Survival Losses.

All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations and Foreign Obligations hereunder.

ARTICLE IV

GUARANTY

4.01    The Guaranty.

(a) Each of the Domestic Guarantors hereby jointly and severally guarantees to the Administrative Agent and each of the holders of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Domestic Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Domestic Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

(b) Each of the Foreign Guarantors hereby jointly and severally guarantees to the Administrative Agent and each of the holders of the Foreign Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Foreign Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. Each of the Foreign Guarantors hereby further agrees that if any of such obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Foreign Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of such obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

(c) Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents or Swap Contracts, the obligations of each Guarantor (in its capacity as such) under this Credit Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable Law.

4.02    Obligations Unconditional.

(a) The obligations of the Domestic Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or other documents relating to the Obligations, or any substitution, compromise, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Domestic Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Domestic Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrowers or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been irrevocably paid in full and the commitments relating thereto have expired or terminated.

(b) The obligations of the Foreign Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or other documents relating to the Foreign Obligations, or any substitution, compromise, release, impairment or exchange of any other guarantee of or security for any of the Foreign Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Foreign Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each of the Foreign Guarantors agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Foreign Borrowers or any other Foreign Guarantor for amounts paid under this Article IV until such time as the Foreign Obligations have been irrevocably paid in full and the commitments relating thereto have expired or terminated.

(c) Without limiting the generality of the foregoing subsections (a) and (b), it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of any of the Credit Documents, or other documents relating to the Obligations or any other agreement or instrument referred to therein shall be done or omitted;

(iii) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents or any other documents relating to the Obligations or any other agreement or instrument referred to therein shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien granted to, or in favor of, the Administrative Agent or any holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(v) any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

(d) With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest, notice of acceptance of the guaranty given hereby and of extensions of credit that may constitute obligations guaranteed hereby, notices of amendments, waivers, consents and supplements to the Credit Documents and other documents relating to the Obligations, or the compromise, release or exchange of collateral or security, and all other notices whatsoever, and any requirement that the Administrative Agent or any holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents or any other documents relating to the Obligations or any other agreement or instrument referred to therein, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03    Reinstatement.

Neither the Guarantors’ obligations hereunder nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Borrowers, by reason of any Borrower’s bankruptcy or insolvency or by reason of the invalidity or unenforceability of all or any portion of the Obligations. In addition:

(a) The obligations of each Domestic Guarantor under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Domestic Guarantor agrees that it will indemnify the Administrative Agent and each holder of the Obligations on demand for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

(b) The obligations of each Foreign Guarantor under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Foreign Obligations is rescinded or must be otherwise restored by any holder of any of the Foreign Obligations, whether as a result of any Debtor Relief Law or otherwise, and each of the Foreign Guarantors agrees that it will indemnify the Administrative Agent and each holder of the Foreign Obligations on demand for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

4.04    Certain Waivers.

Each Guarantor acknowledges and agrees that (a) the guaranty given hereby may be enforced without the necessity of resorting to or otherwise exhausting remedies in respect of any other security or collateral interests, and without the necessity at any time of having to take recourse against the Borrowers hereunder or against any collateral securing the Obligations or otherwise, and (b) it will not assert any right to require the action first be taken against the Borrowers or any other Person (including any co-guarantor) or pursuit of any other remedy or enforcement any other right, and (c) nothing contained herein shall prevent or limit action being taken against the Borrowers hereunder, under the other Credit Documents or the other documents and agreements relating to the Obligations or from foreclosing on any security or collateral interests relating hereto or thereto, or from exercising any other rights or remedies available in respect thereof, if neither the Borrowers nor the Guarantors shall timely perform their obligations, and the exercise of any such rights and completion of any such foreclosure proceedings shall not constitute a discharge of the Guarantors’ obligations hereunder unless as a result thereof, the Obligations shall have been paid in full and the commitments relating thereto shall have expired or terminated, it being the purpose and intent that the Guarantors’ obligations hereunder be absolute, irrevocable, independent and unconditional under all circumstances. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05    Remedies.

(a) The Domestic Guarantors agree that, to the fullest extent permitted by Law, as between the Domestic Guarantors, on the one hand, and holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Domestic Guarantors for purposes of Section 4.01. The Domestic Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

(b) Each of the Foreign Guarantors agrees that, to the fullest extent permitted by Law, as between the Foreign Guarantors, on the one hand, and the holders of the Foreign Obligations, on the other hand, the Foreign Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Foreign Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Foreign Obligations being deemed to have become automatically due and payable), the Foreign Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Foreign Guarantors for purposes of Section 4.01. Each of the Foreign Guarantors acknowledges and agrees that its obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Foreign Obligations may exercise their remedies thereunder in accordance with the terms thereof.

4.06    Rights of Contribution.

(a) The Domestic Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Domestic Guarantor shall have a right of contribution from each other Domestic Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated, and none of the Domestic Guarantors shall exercise any such contribution rights until the Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated.

(b) The Foreign Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each of the Foreign Guarantors shall have a right of contribution from each other Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated, and none of the Foreign Guarantors shall exercise any such contribution rights until the Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated.

4.07    Guaranty of Payment; Continuing Guarantee.

(a) The guarantee given by the Domestic Guarantors in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

(b) The guarantee given by the Foreign Guarantors in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Foreign Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01    Conditions to Initial Credit Extensions.

The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Executed Credit Documents. The Administrative Agent’s receipt of counterparts of this Credit Agreement, the Notes requested by the Lenders, the Security Agreements, the Pledge Agreements, the Mortgages and the Guaranties, in each case, dated as of the Closing Date, duly executed by a Responsible Officer of each Credit Party party thereto and by each Lender party thereto, and in form and substance satisfactory to the Administrative Agent and each of the Lenders.

(b) Organization Documents, Etc. The Administrative Agent’s receipt of a duly executed certificate of a Responsible Officer of each Credit Party, in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders, attaching each of the following documents and certifying that each is true, correct and complete and in full force and effect as of the Closing Date:

(i) Charter Documents. Copies of its articles or certificate of organization or formation, certified to be true, correct and complete as of a recent date by the appropriate Governmental Authority of the jurisdiction of its organization or formation;

(ii) Bylaws. Copies of its bylaws, operating agreement or partnership agreement;

(iii) Resolutions. Copies of its resolutions approving and adopting the Credit Documents to which it is party, the transactions contemplated therein, and authorizing the execution and delivery thereof;

(iv) Incumbency. Incumbency certificates identifying the Responsible Officers of such Credit Party that are authorized to execute Credit Documents and to act on such Credit Party’s behalf in connection with the Credit Documents; and

(v) Good Standing Certificates. Certificates of good standing or the equivalent from its jurisdiction of organization or formation and from each other jurisdiction where failure to be in good standing would reasonably be expected to have a Material Adverse Effect, in each case certified as of a recent date by the appropriate Governmental Authority.

(c) Opinions of Counsel. The Administrative Agent’s receipt of duly executed favorable opinions of counsel to the Credit Parties, dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders.

(d) Financial Statements. The Administrative Agent’s receipt of each of the following:

(i) The audited consolidated balance sheets of the Consolidated Group for the fiscal years ended December 31, 2002, December 31, 2003 and December 31, 2004 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal years (including the notes thereto), prepared in accordance with GAAP; and

(ii) The unaudited consolidated and consolidating financial statements of the Consolidated Group for the fiscal quarters ended March 31, 2005 and June 30, 2005 and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarters, prepared in accordance with GAAP.

(e) Officer Certificates. The Administrative Agent’s receipt of a certificate or certificates of a Responsible Officer of the Parent, dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, certifying each of the following:

(i) Consents. No consents, licenses or approvals are required in connection with the execution, delivery and performance by any Credit Party of the Credit Documents to which it is a party, other than as are in full force and effect and, to the extent requested by the Administrative Agent, are attached thereto;

(ii) Material Adverse Effect. There has been no event or circumstance since the date of the unaudited financial statements for the fiscal quarter ending June 30, 2005 that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(iii) Financial Statements. The annual and quarterly financial statements delivered to the Administrative Agent pursuant to Section 5.01(d) hereof (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (B) fairly present the financial condition of the Consolidated Group as of the date thereof and the results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein (and with respect to such quarterly statements, subject to the absence of footnotes and to normal year-end audit adjustments) and (C) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Group as of the date thereof, including liabilities for taxes, material commitments and Indebtedness; and

(iv) Financial Covenant Calculations. The calculation of the financial covenants set forth in Section 8.11 as of the end of the fiscal quarter of the Parent ending on June 30, 2005.

(f) Personal Property Collateral. The respective Collateral Agent’s of the following, each in form and substance satisfactory to the Collateral Agent:

(i) Lien Priority. Evidence that (A) the respective Collateral Agent, on behalf of the Lenders, holds a perfected, first priority Lien on all Collateral (subject only to Permitted Liens) and (B) none of the Collateral is subject to any Liens (other than Permitted Liens);

(ii) UCC Financing Statements. Such UCC financing statements (or equivalent filings in foreign jurisdictions) as are necessary or appropriate, in the respective Collateral Agent’s discretion, to perfect the security interests in the Collateral;

(iii) Intellectual Property. Such patent, trademark and copyright notices and recordations as are necessary or appropriate, in the respective Collateral Agent’s discretion, to perfect the security interests in the Credit Parties’ IP Rights;

(iv) Capital Stock. Original certificates evidencing the Capital Stock pledged pursuant to the Collateral Documents (to the extent such Capital Stock is certificated), together with undated stock transfer powers executed in blank;

(g) Real Property Collateral. For all Mortgaged Properties other than the Mortgaged Property with respect to the Albuquerque Project, the respective Collateral Agent’s receipt of the following, each in form and substance satisfactory to the Collateral Agent or the Foreign Collateral Agent, as applicable:

(i) Surveys. Copies of recent ALTA surveys (or equivalent in foreign jurisdictions) of each Mortgaged Property by registered engineers or land surveyors;

(ii) Title Policies. Standard ALTA mortgagee (or equivalent in foreign jurisdictions) polices insuring the priority of the Mortgages and copies of recorded documentation relating to any exceptions;

(iii) Appraisals. Existing appraisals, if any, of each Mortgaged Property;

(iv) Environmental Reports. Copies of environmental reports and other environmental documentation, if any, relating to the Mortgaged Properties and other real property leased by members of the Consolidated Group; and

(v) Flood Insurance. For each Mortgaged Property located in the United States, evidence as to whether such Mortgaged Property is a Flood Hazard Property, and if such Mortgaged Property is a Flood Hazard Property, (A) evidence as to whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (B) the applicable Credit Party’s written acknowledgment of receipt of written notification from the Administrative Agent as whether such Mortgaged Property is a Flood Hazard Property and whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, and (C) copies of insurance policies or certificates of insurance of the Credit Parties and their Subsidiaries evidencing flood insurance reasonably satisfactory to the Domestic Collateral Agent and naming the Domestic Collateral Agent as sole loss payee on behalf of the Lenders.

(h) Evidence of Insurance. The Collateral Agent’s receipt of copies of insurance certificates or policies with respect to all insurance required to be maintained pursuant to the Credit Documents. Such insurance certificates or policies pertaining to assets located in the United States shall identify the Domestic Collateral Agent as sole loss payee, with respect to flood hazard and casualty insurance, and as additional insured, with respect to liability insurance. Such insurance certificates or policies pertaining to assets located outside the United States shall be in form and substance reasonably satisfactory to the Foreign Collateral Agent.

(i) Existing Credit Agreement. The Administrative Agent’s receipt of evidence, in form and substance satisfactory to the Administrative Agent, that the Existing Credit Agreement has been (or concurrently with the Closing Date is being) terminated and all Liens securing obligations under the Existing Credit Agreement have been (or concurrently with the Closing Date are being) released.

(j) Other. The Administrative Agent’s receipt of such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Lenders may require.

(k) Fees and Expenses. All fees and expenses (including, unless waived by the Administrative Agent, all reasonable fees, expenses and disbursements of any law firm or other counsel to the Administrative Agent or the Foreign Collateral Agent) required to be paid on or before the Closing Date shall have been paid.

Without limiting the generality of the provisions of Section 10.06, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02    Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a) The representations and warranties of the Borrowers and each other Credit Party contained in Article VI or any other Credit Document, or that are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respect on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the applicable Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the applicable L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to other Types of Loans, or a continuation of Eurocurrency Rate Loans) submitted by the Borrowers shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

5.03    Additional Conditions to Issuance of the IRB Letter of Credit.

In addition to satisfaction of the conditions provided in Sections 5.01 and 5.02, issuance of the IRB Letter of Credit shall be subject to satisfaction of the following conditions:

(a) Evidence of Closing of the Bonds. The Administrative Agent’s receipt of evidence satisfactory to the Administrative Agent of execution and delivery of the Albuquerque Bond Indenture and the related bond documents, and the issuance of the initial bonds thereunder, including copies of the executed Albuquerque Bond Indenture and related bond documents, together with opinions of counsel and other documents and deliveries relating thereto.

(b) Issuance of Self-Funded Bonds. Evidence of the issuance and purchase of Self-Funded Bonds in an aggregate principal amount equal to one-third (1/3rd) of the aggregate principal amount of the Albuquerque Series 2005A Bonds that have been issued, and deposit of the proceeds therefrom into the Project Fund (as referenced and defined in the Albuquerque Bond Indenture).

(c) Mortgage and Other Deliverables with respect to the Albuquerque Project. Receipt by the Domestic Collateral Agent of a Mortgage with respect to the real property of the Albuquerque Project, together with the other deliveries for Mortgaged Properties referenced in clauses (i) through (v) of Section 5.01(g), each in form and substance reasonably acceptable to the Administrative Agent (subject to Section 7.16(a)).

(d) Other Documents. Other documents, certificates, statements, instruments, approvals, architect’s contracts, engineer’s contracts, general contractor’s contracts (and, if requested by the Administrative Agent, certified duplicates of executed copies thereof) or opinions, as the Administrative Agent may reasonably request.

5.04    Additional Conditions to Increases in the Stated Amount of the IRB Letter of Credit.

In addition to satisfaction of the conditions provided in Sections 5.01, 5.02 and 5.03, amendment of the IRB Letter of Credit to increase the stated amount thereof to cover Additional Bonds issued after the initial issuance of Bonds under the Albuquerque Bond Indenture, shall be subject to satisfaction of the following conditions:

(a) Evidence of Issuance of the Additional Bonds. Evidence satisfactory to the Administrative Agent of the issuance of the Additional Bonds, including copies of the requests, certificates and opinions of counsel in connection relating thereto.

(b) Mortgage on the Albuquerque Project. If applicable, receipt by the Administrative Agent of an endorsement to the title insurance policy on the Albuquerque Project increasing the insured amount to cover the cost of improvements made or expected to the date thereof.

(c) Issuance of Self-Funded Bonds. Evidence of the issuance and purchase of Self-Funded Bonds in an aggregate principal amount equal to one-third (1/3rd) of the aggregate principal amount of the Albuquerque Series 2005A Bonds, including the Additional Bonds, that have been issued, and deposit of the proceeds therefrom into the Project Fund (as referenced and defined in the Albuquerque Bond Indenture).

(d) Other Documents. Receipt by the Administrative Agent of such other documents, certificates, statements, instruments, approvals, architect’s contracts, engineer’s contracts, general contractor’s contracts (and, if requested by the Administrative Agent, certified duplicates of executed copies thereof) or opinions, as the Administrative Agent may reasonably request.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Except as otherwise provided in Section 6.20, each of the Credit Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01    Existence, Qualification and Power.

Each Credit Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Credit Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02    Authorization; No Contravention.

The execution, delivery and performance by each Credit Party of each Credit Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such

Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

6.03    Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Credit Agreement or any other Credit Document (other than (a) as have already been obtained and are in full force and effect and (b) filings to perfect security interested granted pursuant to the Credit Documents).

6.04    Binding Effect.

This Credit Agreement has been, and each other Credit Document, when delivered hereunder, will have been, duly executed and delivered by each Credit Party that is party thereto. This Credit Agreement constitutes, and each other Credit Document when so delivered will constitute, a legal, valid and binding obligation of such Credit Party, enforceable against each Credit Party that is party thereto in accordance with its terms, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law).

6.05    Financial Statements.

(a) The audited consolidated balance sheet of the Consolidated Group for the most recent fiscal year ended, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, including the notes thereto (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Consolidated Group as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Group as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated and consolidating balance sheet of the Consolidated Group for the most recent fiscal quarter ended, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present the financial condition of the Consolidated Group as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Group as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

6.06    No Material Adverse Effect.

Since June 30, 2005, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

6.07    Litigation.

There are no actions, suits, investigations, criminal prosecutions, civil investigative demands, imposition of criminal or civil fines or penalties, proceedings, claims or disputes pending or, to the knowledge of the Borrowers after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any member of the Consolidated Group or against any of their properties or revenues that (a) purport to affect or pertain to this Credit Agreement or any other Credit Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

6.08    No Default.

No member of the Consolidated Group is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Credit Agreement or any other Credit Document.

6.09    Ownership of Property; Liens.

Each member of the Consolidated Group has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Consolidated Group is subject to no Liens, other than Permitted Liens.

6.10    Environmental Compliance.

The Consolidated Group conducts in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrowers have reasonably concluded that such Environmental Laws and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.11    Insurance.

The properties of the Consolidated Group are insured with financially sound and reputable insurance companies not Affiliates of the Borrowers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrowers or the applicable Subsidiary operates; provided that the Consolidated Group may self-insure to the extent customary among companies engaged in similar businesses and operating in similar localities.

6.12    Taxes.

Each member of the Consolidated Group has filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrowers or any of their Subsidiaries that would, if made, have a Material Adverse Effect.

6.13    ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such a letter is currently pending before the IRS with respect thereto and, to the best knowledge of the Borrowers, nothing has occurred that would prevent, or cause the loss of, such qualification. Each Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of each Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Borrower nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA.

6.14    Subsidiaries.

Set forth on Schedule 6.14 (as may be updated by the Borrowers from time to time), with respect to each Credit Party, is the jurisdiction of organization, classes of Capital Stock (including options, warrants, rights of subscription, conversion, exchangeability and other similar rights), and ownership and ownership percentages of each Subsidiary of such Credit Party. The outstanding Capital Stock has been validly issued, is owned free of Liens other than the Liens created by the Collateral Documents, and with respect to any outstanding shares of Capital Stock of a corporation, such shares have been validly issued and are fully paid and non-assessable. The outstanding shares of Capital Stock are not subject to any buy-sell, voting trust or other shareholder agreement except as identified on Schedule 6.14. The Credit Parties have no Subsidiaries other than those specifically disclosed on Schedule 6.14.

6.15    Margin Regulations; PUHCA; Investment Company Act.

(a) The Credit Parties are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying “margin stock” (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrowers only or of the Consolidated Group on a consolidated basis) will be margin stock.

(b) None of the Credit Parties, any Person Controlling a Credit Party, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.16    Disclosure.

No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Credit Agreement or delivered hereunder or under any other Credit Document (in each case, as modified or supplemented by other information so furnished) considered as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.17    Compliance with Laws.

Each member of the Consolidated Group is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions, settlements or other agreements with any Governmental Authority and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.18    Security Agreement.

The Security Agreements are effective to create in favor of the respective Collateral Agent, for the ratable benefit of the holders of the secured obligations identified therein, a legal, valid and enforceable security interest in the Collateral identified therein, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and, when UCC financing statements (or other appropriate notices) in appropriate form are duly filed at the locations identified in the Security Agreements, the Security Agreements shall create a fully perfected first priority Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Lien (other than Permitted Liens).

6.19    Pledge Agreement.

The Pledge Agreements are effective to create in favor of the respective Collateral Agent, for the ratable benefit of the holders of the secured obligations identified therein, a legal, valid and enforceable security interest in the Collateral identified therein, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law). The Domestic Pledge Agreement shall create a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in the Collateral identified therein, in each case prior and superior in right to any other Lien (i) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) and is evidenced by a certificate, when such Collateral is delivered to the Domestic Collateral Agent with duly executed stock powers with respect thereto, (ii) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) but is not evidenced by a certificate, when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor or when “control” (as such term is defined in the UCC) is established by the Domestic Collateral Agent over such interests in accordance with the provision of Section 8-106 of the UCC, or any successor provision, and (iii) with respect to any such Collateral that is not a “security” (as such term is defined in the UCC), when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor. When each of the deliveries and notices required under the Foreign Pledge Agreement have been made in accordance with applicable Law and all recording, documentary or similar taxes, if any, have been paid, the Foreign Security Agreement shall create a fully perfected first priority Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Collateral identified therein, in each case prior and superior in right to any other Lien.

6.20    Representations as to Foreign Credit Parties.

Each of the Borrowers and each Foreign Credit Party represents and warrants to the Administrative Agent and the Lenders that:

(a) Such Foreign Credit Party is subject to civil and commercial Laws with respect to its obligations under this Credit Agreement and the other Credit Documents to which it is a party (collectively as to such Foreign Credit Party, the “Applicable Foreign Credit Party Documents”), and the execution, delivery and performance by such Foreign Credit Party of the Applicable Foreign Credit Party Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Credit Party nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Credit Party is organized and existing in respect of its obligations under the Applicable Foreign Credit Party Documents.

(b) The Applicable Foreign Credit Party Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Credit Party is organized and existing for the enforcement thereof against such Foreign Credit Party under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Credit Party Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Credit Party Documents that the Applicable Foreign Credit Party Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Credit Party is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Credit Party Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Credit Party Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Credit Party is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Credit Party Documents or (ii) on any payment to be made by such Foreign Credit Party pursuant to the Applicable Foreign Credit Party Documents, except as has been disclosed to the Administrative Agent.

(d) The execution, delivery and performance of the Applicable Foreign Credit Party Documents executed by such Foreign Credit Party are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Credit Party is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

6.21    Mortgages.

Each of the Mortgages is effective to create in favor of the respective Collateral Agent, for the ratable benefit of the holders of the secured obligations identified therein, a legal, valid and enforceable security interest in the Mortgaged Properties identified therein in conformity with applicable Law, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and, when the Mortgages and UCC financing statements (or equivalent in foreign jurisdictions) in appropriate form are duly recorded at the locations identified in the Mortgages, and recording or similar taxes, if any, are paid, the Mortgages shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Mortgaged Properties, in each case prior and superior in right to any other Lien (other than Permitted Liens).

6.22    Real Property.

Set forth on Schedule 6.22, with respect to each member of the Consolidated Group, is a true, correct and complete list of (a) all real property (including street address) owned by such Person, (b) all real property (including street address) leased by such Person, and (c) identifying each Mortgaged Property of such Person.

ARTICLE VII

AFFIRMATIVE COVENANTS

Until the Loan Obligations shall have been paid in full or otherwise satisfied, and the Commitments hereunder shall have expired or been terminated, the Borrowers will, and (except in the case of the covenants set forth in Sections 7.01, 7.02 and 7.03) will cause each of their Subsidiaries to:

7.01    Financial Statements.

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event not later than the earlier of (i) the date such deliveries are required by the SEC and (ii) ninety days after the end of each fiscal year of the Parent, consolidated and consolidating balance sheets of the Consolidated Group as at the end of such fiscal year (beginning with the fiscal year ending December 31, 2005), and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of Ernst & Young or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event not later than (i) the date such deliveries are required by the SEC and (ii) forty-five days after the end of each of the first three fiscal quarters of each fiscal year of the Parent (beginning with the fiscal quarter ending September 30, 2005), consolidated and consolidating balance sheets of the Consolidated Group as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Parent as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Group in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, but in any event no later than 60 days after the end of each fiscal year of the Parent, forecasts prepared by management of the Parent, in form reasonably satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of the Parent and its Subsidiaries on a monthly basis for the immediately following fiscal year (including the fiscal year in which the Revolving Termination Date occurs).

As to any information contained in materials furnished pursuant to Section 7.02(d), the Parent shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrowers to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

7.02    Certificates; Other Information.

Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default or, if any such Default or Event of Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), (beginning with the fiscal quarter ending September 30, 2005), a duly completed Compliance Certificate signed by a Responsible Officer of the Parent (i) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the financial covenants contained herein, (ii) certifying that no Default or Event of Default exists as of the date thereof (or the nature and extent thereof and proposed actions with respect thereto) and (iii) including a summary of all material changes in GAAP and in the consistent application thereof that impact the calculation of the financial covenants or other amounts hereunder, the effect on the financial covenants or other amounts resulting therefrom, and a reconciliation between calculation of the financial covenants (and determination of the applicable pricing level under the definition of “Applicable Percentage”) or such amounts before and after giving effect to such changes;

(c) promptly after any request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Parent by independent accountants in connection with the accounts or books of the Parent or any Subsidiary, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements that the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(e) promptly, such additional information regarding the business, financial or corporate affairs of any Credit Party or any Subsidiary of a Credit Party, or compliance with the terms of the Credit Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 11.02 (as may be updated by the Borrowers from time to time); or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrowers shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Credit Parties hereby acknowledge that the Administrative Agent will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Credit Parties hereunder (collectively, the “Credit Party Materials”) by posting the Credit Party Materials on IntraLinks or another similar electronic system (the “Platform”).

7.03    Notification.

Promptly notify the Administrative Agent:

(a) of the occurrence of any Default or Event of Default;

(b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrowers or any of their Subsidiaries; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation, investigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws, in each case, only to the extent that such matter has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) of the occurrence of any ERISA Event; and

(d) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of a Borrower setting forth details of the occurrence referred to therein and stating what action the applicable Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Credit Agreement and any other Credit Document that have been breached.

7.04    Payment of Obligations.

Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by each Borrower or such Subsidiary; (b) all lawful claims that, if unpaid, would by law become a Lien upon any material portion of its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.05    Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization (except in connection with a transaction permitted by Section 8.04 or 8.05); (b) take all commercially reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

7.06    Maintenance of Properties.

(a) Maintain, preserve and protect all of its material Property and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted;

(b) make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and

(c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07    Maintenance of Insurance.

Maintain in full force and effect with financially sound and reputable insurance companies that are not Affiliates of the Borrowers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons (provided that the Consolidated Group may self-insure to the extent customary among companies engaged in similar businesses) and identifying the Administrative Agent as sole loss payee, with respect to flood hazard and casualty insurance, and as additional insured, with respect to liability insurance and providing for not less than thirty days’ prior notice to the Administrative Agent of the termination, lapse or cancellation of any such insurance.

7.08    Compliance with Laws; ERISA Compliance.

(a) Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

(b) Do, and cause each of its ERISA Affiliates to do, each of the following:

(i) maintain each Plan, in all material respects, in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other applicable Law;

(ii) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and

(iii) make all required contributions to any Plan subject to Section 412 of the Internal Revenue Code.

7.09    Books and Records.

Maintain (a) proper books of record and account, in which true and correct entries in conformity with GAAP shall be made of all financial transactions and matters involving the assets and business of the Borrowers or such Subsidiary, as the case may be, and (b) such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrowers or such Subsidiary.

7.10    Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to conduct field audits, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours one time each fiscal year, upon reasonable advance notice to the Borrowers; provided, however, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.

7.11    Use of Proceeds.

Use the proceeds of the Credit Extensions (a) to refinance existing Indebtedness, (b) to finance a dividend distribution by the Foreign Borrowers in an amount up to $170 million, (c) to provide credit support for the Albuquerque IRB Financing, (d) to finance working capital, capital expenditures and other lawful corporate purposes, including Acquisitions and Restricted Payments otherwise permitted hereunder and (e) to pay fees and expenses relating the establishment of credit facilities under the Credit Documents.

7.12    Joinder of Subsidiaries as Guarantors.

(a) Domestic Revolving Obligations. In the case of the Domestic Borrowers and their Subsidiaries, where any Domestic Subsidiary of the Domestic Borrowers that is not a Guarantor hereunder (a “Non-Guarantor Domestic Subsidiary”) shall at any time:

(i) represent more than 3% of the consolidated assets or account for more than 3% of consolidated revenues for the Consolidated Group, or

(ii) together with all other such Non-Guarantor Domestic Subsidiaries as a group, represent more than 15% of the consolidated assets or account for more than 15% of the Consolidated revenues for the Consolidated Group, then, in any such instance, the Domestic Borrowers will promptly, but in any event within thirty (30) days of making such determination, cause the joinder of such Domestic Subsidiaries as Domestic Guarantors hereunder pursuant to Joinder Agreements (or such other documentation reasonably acceptable to the Administrative Agent) accompanied by Organization Documents and favorable opinions of counsel to such Domestic Subsidiary, all in form and substance reasonably satisfactory to the Administrative Agent, such that after giving effect thereto the Non-Guarantor Domestic Subsidiaries will not, individually or as a group, exceed the foregoing threshold requirements.

(b) Foreign Loan Obligations. In the case of any Foreign Borrower and its Foreign Subsidiaries, where any Foreign Subsidiary of a Foreign Borrower is not a Guarantor hereunder (a “Non-Guarantor Foreign Subsidiary”), such Foreign Borrower may, at its discretion, cause the joinder of such Foreign Subsidiary as a Foreign Guarantor hereunder pursuant to a Joinder Agreement (or such other documentation reasonably acceptable to the Administrative Agent) accompanied by Organization Documents and favorable opinions of counsel to such Foreign Subsidiary, all in form and substance reasonably satisfactory to the Administrative Agent, such that after giving effect thereto, such Non-Guarantor Foreign Subsidiary shall become a Foreign Guarantor.

(c) Guaranties and Support Obligations in Respect of other Funded Debt. The Parent will not permit any of its Subsidiaries to give a guaranty or other Support Obligation in respect of Funded Debt, unless (i) the guaranty or other Support Obligation is otherwise permitted hereunder and (ii) such Subsidiary shall have given a guaranty of the Obligations hereunder on an equal and ratable basis by becoming a Guarantor pursuant to the terms hereof.

7.13    Pledge of Capital Stock.

(a) Pledge or cause to be pledged to the Administrative Agent, to secure the Obligations (including the Foreign Obligations), (i) 100% of the issued and outstanding Capital Stock of each Domestic Subsidiary within thirty days (or such later time designated in writing by the Administrative Agent) of the formation, acquisition or other receipt of such interests and (ii) 65% of the issued and outstanding Capital Stock of each First-Tier Foreign Subsidiary within sixty days (or such later time designated in writing by the Administrative Agent) of its formation, acquisition or other receipt of such interests, in each case pursuant to the Domestic Pledge Agreement or pledge joinder agreements, together with opinions of counsel and any filings and deliveries reasonably requested by the Administrative Agent in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent; and

(b) Pledge or cause to be pledged to the Foreign Collateral Agent, to secure the Foreign Obligations, the remaining 35% of the issued and outstanding Capital Stock of each First-Tier Foreign Subsidiary within sixty days (or such later time designated in writing by the Foreign Collateral Agent) of its formation, acquisition or other receipt of such interests pursuant to the Foreign Pledge Agreement or pledge joinder agreements, together with opinions of counsel and any filings and deliveries requested by the Administrative Agent in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Foreign Collateral Agent;

provided that the requirement pursuant to clause (a)(ii) for the pledge of not more than 65% of the Capital Stock in each First-Tier Foreign Subsidiary to secure the Obligations is intended to avoid treatment of the undistributed earnings of a Foreign Subsidiary as a deemed dividend to its United States parent for United States federal income tax purposes. Accordingly, notwithstanding the provisions of clauses (a) and (b) above, each Credit Party shall, at the request of the Administrative Agent and after consultation with the Borrower, pledge or cause to be pledged any greater percentage of its interest in a First-Tier Foreign Subsidiary that, as the result of a change in Law, (A) would not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary to be treated as a deemed dividend to the United States parent of such Foreign Subsidiary, as determined for United States federal income tax purposes, and (B) would not otherwise reasonably be expected to result in material adverse tax consequences to such Foreign Subsidiary or its United States parent, to secure the Obligations, and shall pledge any remaining interests therein to secure the Foreign Obligations.

7.14    Pledge of Other Property.

At the request of the Administrative Agent, mortgage, pledge and grant a security interest in all of its owned and leased Property (except (a) Excluded Property and (b) as otherwise set forth in Section 7.13 with respect to Capital Stock), within thirty days of the acquisition thereof (in the case of any such personal property) and within ninety days (or such later time designated in writing by the Administrative Agent) of the acquisition thereof (in the case of any such real property), in each case pursuant to such mortgage instruments, pledge and security agreements, joinder agreements or other documents, together with opinions of counsel and any filings and deliveries reasonably requested by the Administrative Agent in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent, with respect to the Domestic Credit Parties, to secure the Obligations (including the Foreign Obligations), and with respect to the Foreign Credit Parties, to secure the Foreign Obligations.

7.15    Landlord Consents.

Use reasonable commercial efforts to promptly obtain landlord consents, estoppel letters or waivers in respect of Collateral held on leased premises, as reasonably requested by the respective Collateral Agent.

7.16    Further Assurances Regarding Certain Collateral.

(a) Certain Title Policy Endorsements. With respect to the title policy required under Section 5.03(c) in connection with the Mortgage on the Albuquerque Project’s Mortgaged Property, deliver to the Domestic Collateral Agent, within 150 days after receipt of the occupancy certificate for the manufacturing facility located at such Mortgaged Property (or such later date as may be agreed to by the Domestic Collateral Agent), endorsements, in form and substance satisfactory to the Domestic Collateral Agent, that remove exceptions related to any carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens.

(b) Certain Spanish Law Documents. Deliver to the Foreign Collateral Agent within 45 days of the Closing Date (or such later date as may be agreed to by the Foreign Collateral Agent), (i) a Spanish law Pledge of Shares, by TWH, as pledgor of 65% of the Capital Stock in TWHSL, in favor of the Domestic Collateral Agent, to secure the Obligations, (ii) a Spanish law Pledge of Shares, by TWH, as pledgor of 35% of the Capital Stock in TWHSL, in favor of the Foreign Collateral Agent, to secure the Foreign Obligations and (iii) a Spanish law Guaranty, by TWHSL, of the Foreign Obligations.

(c) Mortgage with Respect to the Albuquerque Project. Unless a Mortgage with respect to the real property comprising the Albuquerque Project has been provided to the Administrative Agent pursuant to the terms and conditions of Section 5.03(c) within 60 days of the Closing Date, the Domestic Borrowers shall deliver to the Administrative Agent a Mortgage, together with each of the items required by Section 5.01(g), with respect to such property, each in form and substance reasonably satisfactory to the Administrative Agent, within 75 days of the Closing Date.

(d) Pledge of Intellectual Property by Foreign Credit Parties. Except as otherwise agreed by the Foreign Collateral Agent, within thirty (30) days of the Closing Date (or such later date as agreed by the Foreign Collateral Agent), Dan-Foam will, and will cause TD to, take commercially reasonable efforts to pledge and grant a security interest in any Intellectual Property owned by DF or TD registered in the United States or elsewhere and will provide corrective filings, and otherwise provide assistance, to reflect that any such Intellectual Property is pledged to secure the Foreign Obligations, in each case pursuant to such joinder agreements, security agreements or other agreements and such notices and filings, together with opinions of counsel and other deliveries as may be reasonably requested by the Foreign Collateral Agent, in each case in form and substance satisfactory to the Foreign Collateral Agent in its reasonable discretion.

(e) Pledge of Other Property by Foreign Credit Parties Except as otherwise agreed by the Foreign Collateral Agent, within thirty (30) days of the acquisition thereof in the case of material personal property and ninety (90) days of the acquisition (or such later date as agreed by the Foreign Collateral Agent) thereof in the case of material real property, Dan-Foam will, and will cause TD to, take commercially reasonable efforts to mortgage, pledge and grant a security interest in all such property located or registered in the United States or elsewhere (other than (i) Excluded Property and (ii) Capital Stock in Subsidiaries that is dealt with in Section 7.13), in each case pursuant to such mortgage instruments, pledge and security agreements, joinder agreements or other documents to secure the Foreign Obligations, together with opinions of counsel and any filings and deliveries as may be reasonably requested by the Foreign Collateral Agent in connection therewith, in each case in form and substance satisfactory to the Foreign Collateral Agent in its reasonable discretion.

ARTICLE VIII

NEGATIVE COVENANTS

Until the Loan Obligations shall have been paid in full or otherwise satisfied, and the Commitments hereunder shall have expired or been terminated, the Credit Parties will not, and will not permit any of their Subsidiaries to:

8.01    Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Credit Document securing the Loan Obligations;

(b) Liens in favor of a Lender or any of its Affiliates pursuant to a Swap Contract or Treasury Management Agreement permitted hereunder, but only to the extent that (i) the obligations under such Swap Contract or Treasury Management Agreement are permitted under Section 8.03, (ii) such Liens are on the same collateral that secures the Loan Obligations and (iii) the obligations under such Swap Contract or Treasury Management Agreement and the Loan Obligations share pari passu (subject to Section 9.03) in the collateral that is subject to such Liens;

(c) Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

(d) Liens for taxes not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than sixty days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(f) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(g) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) easements, rights-of-way, restrictions and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h) or securing appeal or other surety bonds related to such judgments;

(j) Liens securing, or in respect of, obligations under capital leases or Synthetic Leases and purchase money obligations for fixed or capital assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(k) Liens on the Albuquerque Facility and the property located thereon or otherwise relating thereto securing the Albuquerque Series 2005A Bonds permitted under Section 8.03(f);

(l) Liens on property or assets acquired in connection with a Permitted Acquisition, provided that (i) the indebtedness secured by such Liens is permitted under Section 8.03, and (ii) the Liens are not incurred in connection with, or in contemplation or anticipation of, the acquisition, such Liens are not “blanket liens” and such Liens do not attach or extend to any other property or assets; and

(m) Liens on equipment, fixtures or other property for the Albuquerque Facility acquired, constructed or installed with Indebtedness permitted under Section 8.03(g); provided that (i) such Liens do not secure the Albuquerque Series 2005B Bonds, which shall be unsecured, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition.

8.02    Investments.

Make or permit to exist any Investments, except:

(a) cash and Cash Equivalents;

(b) Investments (including intercompany Investments) existing on the date hereof and listed on Schedule 8.02 and Investments in Self-Funded Bonds in connection with the Albuquerque IRB Financing;

(c) to the extent not prohibited by applicable Law, advances to officers, directors and employees of the Borrowers and their respective Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Investments by members of the Consolidated Group in and to the Domestic Borrowers and their wholly-owned Domestic Subsidiaries;

(f) Investments by the Domestic Borrowers and their wholly-owned Domestic Subsidiaries in and to (i) the Parent Guarantors and (ii) the Foreign Borrowers and their wholly-owned Subsidiaries that are organized under the laws of an Approved Jurisdiction and are Guarantors hereunder, in an aggregate amount not to exceed $5 million;

(g) Investments by the Parent Guarantors and their Subsidiaries (other than the Domestic Borrowers and their Subsidiaries) in and to the Foreign Borrowers and their wholly-owned Subsidiaries that are organized under the laws of an Approved Jurisdiction and are Guarantors hereunder;

(h) Investments by and between the Foreign Borrowers and their wholly-owned Subsidiaries that are organized under the laws of an Approved Jurisdiction and are Guarantors hereunder;

(i) Investments by (i) the Parent Guarantors and (ii) the Foreign Borrowers and their wholly-owned Subsidiaries that are organized under the laws of an Approved Jurisdiction and are Guarantors hereunder, on the one hand, in and to Subsidiaries of the Foreign Borrowers that are either not organized under the laws of an Approved Jurisdiction or are not Guarantors hereunder, or both, on the other hand, in aggregate principal amount not to exceed $10 million;

(j) Investments by and between Subsidiaries of the Foreign Borrowers that are either not organized under the laws of an Approved Jurisdiction or are not Guarantors hereunder, or both;

(k) Support Obligations permitted by Section 8.03;

(l) Investments made as a part of Permitted Acquisitions;

(m) Investments of a nature not contemplated in the foregoing clauses of this Section, in an aggregate amount not to exceed $10 million (and, in the case of case of Subsidiaries, additional investment amounts, but only to the extent required to meet minimum capitalization requirements under local law);

(n) Investments consisting of capital contributions (i) by TW to Tempur France Sarl and Tempur Italia Srl, and (ii) by Dan-Foam ApS and Newco to Subsidiaries of Dan-Foam ApS; provided that, in each case (x) such capital contributions as received shall be used to pay down intercompany payables owed to Dan-Foam or Newco within two weeks of receipt of such capital contributions, and (y) the aggregate amount of such capital contributions made and not applied pursuant to the foregoing clause (x) at any one time shall not exceed $3.5 million in the aggregate; and

(o) Investments not otherwise permitted hereunder, provided that, in any such case, (i) no Default or Event of Default shall exist on the date of any such Investment and (ii) the Consolidated Group shall be, at the time of such Investment, in compliance with the financial covenants hereunder after giving effect thereto on a Pro Forma Basis.

8.03    Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Credit Documents;

(b) Indebtedness outstanding on the Closing Date and listed on Schedule 8.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the terms of any such refinancing, refunding, renewal or extension shall be on terms consistent with prevailing market standards, but not, in any event, materially less favorable terms than existed under the Indebtedness being refinanced, refunded, renewed or extended and (ii) the principal amount of such Indebtedness shall not be increased, except to include any unfunded commitments and reasonable costs and expenses in connection therewith, including premiums and transaction costs;

(c) obligations (contingent or otherwise) of any member of the Consolidated Group existing or arising under any Swap Contract, provided that such obligations are entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”;

(d) intercompany Indebtedness among members of the Consolidated Group to the extent permitted by Section 8.02;

(e) Indebtedness (including Indebtedness under capital leases, Synthetic Leases obligations) and purchase money obligations incurred to provide all or a portion of the purchase price (or cost of construction or acquisition), in each case, for capital assets and refinancings, refundings, renewals or extensions thereof, provided that the aggregate principal amount of all such Indebtedness shall not at any time exceed $10 million;

(f) Indebtedness under the Albuqurque IRB Financing in an aggregate principal amount not to exceed $100 million and any refinancings, refundings, renewals and extensions thereof;

(g) Indebtedness to finance the acquisition, construction, installation of fixtures and equipment for the Albuqurque Facility in an aggregate principal amount not to exceed $15 million and any refinancings, refundings, renewals and extensions thereof;

(h) other Funded Debt of the Credit Parties, provided that in any such case, the Consolidated Group shall, at the time of incurrence of such Funded Debt, be in compliance with the financial covenants hereunder after giving effect thereto on a Pro Forma Basis;

(i) Support Obligations by members of the Consolidated Group in respect of Indebtedness otherwise permitted hereunder; and

(j) other Funded Debt not contemplated in the foregoing clauses of this Section in an aggregate principal amount not to exceed $5 million at any time.

8.04    Mergers and Dissolutions.

Merge, dissolve, liquidate, consolidate with or into another Person, except that, so long as no Default or Event of Default exists or would result therefrom, (a) any member of the Consolidated Group other than the Borrowers and the Parent may be dissolved or liquidated, (b) if a Domestic Borrower is party to a transaction of merger or consolidation, it shall be the surviving entity or the surviving entity shall be an entity organized and existing under the laws of the United States or a state or commonwealth thereof, (c) if a Foreign Borrower is party to a transaction of merger of consolidation, it shall be the surviving entity or the surviving entity shall be an entity organized and existing under an Approved Jurisdiction, and (d) if the Parent is a party to a transaction of merger or consolidation, it shall be the surviving entity.

8.05    Dispositions.

Make any Disposition or enter into any agreement to make any Disposition to or in favor of any Person, except:

(a) in the case of Dispositions between and among other members of the Consolidated Group, (i) as between and among the Domestic Borrowers and their Subsidiaries, Dispositions may be made between and among themselves, (ii) as between and among the Foreign Borrowers and their Subsidiaries, Dispositions may be made between and among themselves, and (iii) as between and among the Domestic Borrowers and their Subsidiaries, on the one hand, and the Foreign Borrowers and their Subsidiaries, on the other hand, the Foreign Borrowers and their Subsidiaries, as transferors, may make Dispositions to the Domestic Borrowers and their Subsidiaries, as transferees;

(b) other Dispositions by the Consolidated Group, provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this clause (b) in any fiscal year shall not exceed an amount equal to ten percent (10%) of assets of the Consolidated Group; and

(c) the Dan-Foam De-merger; provided that (i) the Dan-Foam De-merger shall not impair any Liens of the Foreign Collateral Agent for the benefit of the holders of the Foreign Obligations under the Security Documents, (ii) Newco shall become a Guarantor of the Foreign Obligations, and (iii) the Capital Stock of Newco shall be pledged to the Foreign Collateral Agent for the benefit of the holders of the Foreign Obligations.

provided, however, that any such Disposition permitted by clauses (a) and (b) above shall be for fair market value, and any Disposition permitted by clause (c) shall be in accordance with Danish tax authority guidelines.

8.06    Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) Subsidiaries of the Parent may pay dividends and make distributions in respect of their Capital Stock;

(b) the Parent may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person;

(c) the Parent may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests; and

(d) the Parent may make other Restricted Payments (including prepayment or purchase of Subordinated Debt, together with any premium thereon), provided that (i) no Default or Event of Default shall exist immediately before or after giving effect thereto, and (ii) the Consolidated Group shall be, at the time of such Restricted Payment, in compliance with the financial covenants hereunder after giving effect thereto on a Pro Forma Basis.

8.07    Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Consolidated Group on the date hereof or any business substantially related or incidental thereto.

8.08    Change in Fiscal Year.

Change its fiscal year without the prior consent of the Required Lenders.

8.09    Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of the Borrowers, whether or not in the ordinary course of business, other than (a) transactions on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (b) payment of reasonable compensation (including reasonable bonus and other reasonable incentive arrangements) to officers and employees, (c) reasonable directors fees, (d) Restricted Payments permitted pursuant to Section 8.06, (e) reimbursement of employee travel and lodging costs and other business expenses incurred in the ordinary course of business, (f) Investments permitted by Section 8.02, (g) participation by the Foreign Subsidiaries in the cash pooling system pursuant to the Overdraft Documents and (h) transfers pursuant to the Dan-Foam De-merger; provided that any such transfer is in accordance with Danish tax authority guidelines.

8.10    Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11    Financial Covenants.

(a) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter to be less than 1.25:1.0.

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter to be greater than 2.75:1.0.

8.12    Issuance of Non-Voting Stock by Foreign Subsidiaries.

Permit any First-Tier Foreign Subsidiary to issue Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) without the prior written consent of the Administrative Agent.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01    Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrowers or any other Credit Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Credit Document; or

(b) Specific Covenants. The Borrowers or any other Credit Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.05, 7.10, 7.11, 7.12, 7.13 or 7.14 or Article VIII; or

(c) Other Defaults. The Borrower or any other Credit Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Credit Document on its part to be performed or observed and such failure continues for thirty days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Credit Party herein, in any other Credit Document, or in any document delivered in connection herewith or therewith shall be false or misleading when made or deemed made; or

(e) Cross-Default. (i) Any member of the Consolidated Group (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Support Obligations (other than Indebtedness hereunder and Indebtedness under Swap Contracts, but including, specifically, without limitation, the payment obligations owing under the Lease Agreement referenced and defined in the Albuquerque Bond Indenture) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10 million, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Support Obligations or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Support Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Support Obligations to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $10 million; or

(f) Insolvency Proceedings, Etc. Any member of the Consolidated Group institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any member of the Consolidated Group becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

(h) Judgments. There is entered against any member of the Consolidated Group (i) a final judgment or order for the payment of money in an aggregate amount exceeding $10 million (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or would reasonably be expected to result in liability of a Credit Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10 million, or (ii) a Credit Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10 million; or

(j) Invalidity of Credit Documents. Any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party or any other Person contests in any manner the validity or enforceability of any Credit Document; or any Credit Party denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document; or

(k) Change of Control. There occurs any Change of Control.

9.02    Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitments of the Lenders to make Loans and the obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Foreign Borrowers Cash Collateralize the Foreign L/C Obligations and that the Domestic Borrowers Cash Collateralize the Domestic L/C Obligations (in each case, in an amount equal to the then Outstanding Amount thereof);

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it or to the Lenders under the Credit Documents or applicable Law; and

(e) direct the Domestic L/C Issuer to direct the trustee under the Albuquerque Bond Indenture to accelerate the principal and interest due on the Albuquerque Bonds and to draw on the IRB Letter of Credit, in accordance with the provisions of the Albuquerque Bond Indenture, and thereupon direct the trustee under the under Albuquerque Bond Indenture to either redeem or purchase the Albuquerque Bonds, as provided in the Albuquerque Bond Indenture;

provided, however, that upon the occurrence of an Event of Default under Section 9.01(f) or (g), the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03    Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied, subject to Section 1.10, by the Administrative Agent in the following order:

(a) any amounts received on account of the Obligations (other than the Foreign Obligations) shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable attorneys’ fees and disbursements and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including reasonable attorneys’ fees and disbursements and amounts payable under Article III), ratably among the Lenders in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (i) payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and other Obligations, (ii) payment of breakage, termination or other amounts owing in respect of any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted hereunder, (iii) payments of amounts due under any Treasury Management Agreement between any Credit Party and any Lender, or any Affiliate of a Lender and (iv) the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth payable to them;

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law;

provided that, subject to Section 2.03, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above; and

(b) any amounts received on account of the Foreign Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Foreign Obligations constituting fees, indemnities, expenses and other amounts (including reasonable attorneys’ fees and disbursements and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Foreign Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including reasonable attorneys’ fees and disbursements and amounts payable under Article III), ratably among the Lenders in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Foreign Obligations constituting accrued and unpaid interest on the Loans and other Foreign Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (i) payment of that portion of the Foreign Obligations constituting unpaid principal of the Loans and other Foreign Obligations, (ii) payment of breakage, termination or other amounts owing in respect of any Swap Contract with respect to the Foreign Obligations between any Credit Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted hereunder, (iii) payments of amounts due under any Treasury Management Agreement with respect to the Foreign Obligations between any Credit Party and any Lender, or any Affiliate of a Lender and (iv) the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth payable to them;

Last, the balance, if any, after all of the Foreign Obligations have been indefeasibly paid in full, to the Foreign Borrowers or as otherwise required by Law;

provided that, subject to Section 2.03, amounts used to Cash Collateralize the aggregate undrawn amount of Foreign Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Foreign Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Foreign Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Foreign Obligations, if any, in the order set forth above.

9.04    Collection Allocation Mechanism.

(a) On the CAM Exchange Date, the Lenders shall automatically and without further action be deemed to have exchanged interests in the Specified Obligations under the Tranches (and participation interests in Letters of Credit) such that, in lieu of the interest of each Lender in the Specified Obligations under each Tranche in which it shall participate as of such date (including the principal, reimbursement, interest and fee obligations of each Credit Party in respect of each such Tranche) and, if such Lender holds a Revolving Commitment as of such date, such Lender’s participation interests in Letters of Credit, such Lender shall own an interest equal to such Lender’s CAM Percentage in the Specified Obligations under each of the Tranches (including the principal, reimbursement, interest and fee obligations of each Credit Party in respect of each such Tranche) and hold a participation interest in each Letter of Credit equal to its CAM Percentage thereof. Each Lender, each Participant, each Credit Party and the Administrative Agent hereby consents and agrees to the CAM Exchange. Each Lender and each Credit Party hereby agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by such Lender to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided, however, that the failure of any Credit Party to execute and deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange. On the CAM Exchange Date, each Lender whose funded Exposures after giving effect to the CAM Exchange shall exceed its funded Exposures before giving effect thereto shall pay to the Administrative Agent the amount of such excess in the applicable currency or currencies (or, if requested by the Administrative Agent, in Dollars), and the Administrative Agent shall pay to each of the Lenders, out of the amount so received by it, the amount by which such Lender’s funded Exposures before giving effect to the CAM Exchange exceeds such funded Exposures after giving effect to the CAM Exchange.

(b) Each Lender’s obligation to exchange its interests pursuant to the CAM Exchange shall be absolute and unconditional and shall not be affected by any circumstance including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any other Lender, any Credit Party or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default, (iii) any adverse change in the condition (financial or otherwise) of any member of the Consolidated Group or any other Person, (iv) any breach of this Credit Agreement by any Credit Party, any Lender or any other Person, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

ARTICLE X

ADMINISTRATIVE AGENT

10.01    Appointment and Authorization of Administrative Agent.

(a) Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and the Credit Parties shall not have rights as a third party beneficiary of any of such provisions.

(b) Each Lender hereby irrevocably appoints, designates and authorizes (i) the Domestic Collateral Agent to take such action on its behalf under the provisions of this Credit Agreement and each Domestic Collateral Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any Domestic Collateral Document, together with such powers as are reasonably incidental thereto and (ii) the Foreign Collateral Agent to take such action on its behalf under the provisions of this Credit Agreement and each Foreign Collateral Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any Foreign Collateral Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any Collateral Document, the Collateral Agents shall not have any duties or responsibilities, except those expressly set forth herein or therein, nor shall the Collateral Agents have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any Collateral Document or otherwise exist against either Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the Collateral Documents with reference to the applicable Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Each Collateral Agent shall act on behalf of the Lenders with respect to the Collateral and the Collateral Documents, and each Collateral Agent shall have all of the benefits and immunities (i) provided to the Administrative Agent under the Credit Documents with respect to any acts taken or omissions suffered by either Collateral Agent in connection with any Collateral or the Collateral Documents as fully as if the term “Administrative Agent” as used in such Credit Documents included the applicable Collateral Agent with respect to such acts or omissions, and (ii) as additionally provided herein or in the Collateral Documents with respect to the Collateral Agents.

10.02    Swiss and German Power of Attorney.

Each Foreign Lender hereby authorizes and empowers the European Collateral Agent with the right of delegation and substitution and under relief from any restrictions (including but not limited to restrictions of Section 181 German Civil Code) to execute on its sole signature on behalf of such Foreign Lender any and all agreements, sub powers-of-attorney to third persons or other instruments and take such actions, make all statements and accept all declarations deemed necessary or useful in order to effect any Collateral on behalf of such Foreign Lender.

10.03    Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.04    Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Administrative Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.05    Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or an L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.06    Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.07    Resignation of the Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

10.08    Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

10.09    No Other Duties.

Anything herein to the contrary notwithstanding, none of the Sole Lead Arranger, Sole Book Manager, U.S Co-Agent or European Co-Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

10.10    Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than obligations under Swap Contracts or Treasury Management Agreements to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or either L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.11    Collateral and Guaranty Matters.

The Lenders and the L/C Issuers irrevocably authorize the Administrative Agent and the respective Collateral Agent, at its option and in its discretion:

(a) to release any Lien on any property granted to or held by the applicable Collateral Agent under any Credit Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document, or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any property granted to or held by the applicable Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 8.01(j); and

(c) to release any Guarantor from its obligations under any Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent or the applicable Collateral Agent at any time, the Required Lenders will confirm in writing the authority of the applicable Collateral Agent to release or subordinate its interest in particular property and of the Administrative Agent to release any Guarantor from its obligations hereunder pursuant to this Section 10.11.

ARTICLE XI

MISCELLANEOUS

11.01    Amendments, Etc.

No amendment or waiver of, or any consent to deviation from, any provision of this Credit Agreement or any other Credit Document shall be effective unless in writing and signed by the Borrower or the applicable Credit Party, as the case may be, and the Required Lenders and acknowledged by the Administrative Agent, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given; provided, however, that:

(a) unless also consented to in writing by each Lender directly affected thereby, no such amendment, waiver or consent shall:

(i) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02), it being understood that the amendment or waiver of an Event of Default or a mandatory reduction or a mandatory prepayment in Commitments shall not be considered an increase in Commitments,

(ii) waive non-payment or postpone any date fixed by this Credit Agreement or any other Credit Document for any payment of principal, interest, fees or other amounts due to any Lender hereunder or under any other Credit Document,

(iii) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the last proviso of this Section 11.01) any fees or other amounts payable hereunder or under any other Credit Document; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder,

(iv) change any provision of this Credit Agreement regarding pro rata sharing or pro rata funding with respect to (A) the making of advances (including participations), (B) the manner of application of payments or prepayments of principal, interest, or fees, (C) the manner of application of reimbursement obligations from drawings under Letters of Credit, or (D) the manner of reduction of commitments and committed amounts,

(v) amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Lender;

(vi) change any provision of this Section 11.01(a) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, or

(vii) release all or substantially all of the Guarantors from their obligations under the Credit Documents (other than as provided herein or as appropriate in connection with transactions permitted hereunder);

(b) unless also signed by the Required Domestic Revolving Lenders, no such amendment, waiver or consent shall:

(i) waive any Default or Event of Default for purposes of Section 5.02,

(ii) amend or waive any mandatory prepayment on Domestic Revolving Obligations under Section 2.06(b) or the manner of application thereof to the Domestic Revolving Obligations under Section 2.06(c), or

(iii) amend or waive the provisions of Section 5.02 (Conditions to all Credit Extensions), Section 7.12 (Joinder of Subsidiaries as Guarantors), Article VIII (Negative Covenants), Article IX (Events of Default and Remedies), this Section 11.01(b) or the definition of “Required Revolving Lenders”;

(c) unless also signed by the Required Foreign Revolving Lenders, no such amendment, waiver or consent shall:

(i) waive any Default or Event of Default for purposes of Section 5.02,

(ii) amend or waive any mandatory prepayment on Foreign Revolving Obligations under Section 2.06(b) or the manner of application thereof to the Foreign Revolving Obligations under Section 2.06(c), or

(iii) amend or waive the provisions of Section 5.02 (Conditions to all Credit Extensions), Section 7.12 (Joinder of Subsidiaries as Guarantors), Article VIII (Negative Covenants), Article IX (Events of Default and Remedies), this Section 11.01(c) or the definition of “Required Revolving Lenders”;

(d) unless also signed by the Foreign Term Lenders, no such amendment, waiver or consent shall:

(i) amend or waive any mandatory prepayment on the Foreign Term Loan under Section 2.06(b) or the manner of application thereof to the Foreign Term Loan under Section 2.06(c), or

(ii) amend or waive the provisions of this Section 11.01(d) or the definition of “Foreign Term Lenders”;

(e) unless also consented to in writing by the effected L/C Issuer, no such amendment, waiver or consent shall affect the rights or duties of the such L/C Issuer under this Credit Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;

(f) unless also consented to in writing by the effected Swingline Lender, no such amendment, waiver or consent shall affect the rights or duties of such Swingline Lender under this Credit Agreement;

(g) unless also consented to in writing by the Administrative Agent, no such amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document; and

(h) unless also consented to in writing by the Domestic Collateral Agent or the Foreign Collateral Agent, respectively, no such amendment, waiver or consent shall affect the rights or duties of the Domestic Collateral Agent or the Foreign Collateral Agent, respectively, under this Credit Agreement or any other Credit Document;

provided however, that notwithstanding anything to the contrary contained herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy or insolvency reorganization plan that affects the Loans, (iii) each Lender acknowledged that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein, (iv) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding, and (v) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

11.02    Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrowers, the Administrative Agent, the L/C Issuers or the Swingline Lenders, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02 (as may be update from time to time); and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or either L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE CREDIT PARTY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE CREDIT PARTY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE CREDIT PARTY MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or any other Credit Party, any Lender, either L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or any other Credit Party’s or the Administrative Agent’s transmission of Credit Party Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrowers or any other Credit Party, any Lender, either L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, each L/C Issuers and each Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the L/C Issuers and the Swinglines Lender.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swingline Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03    No Waiver; Cumulative Remedies.

No failure by any Lender, either L/C Issuer, either Swingline Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04    Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, each Collateral Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of separate counsel for the Administrative Agent and the Collateral Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by L/C Issuers in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, each Collateral Agent, any Lender or either L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, each Collateral Agent, any Lender or either L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Collateral Agent, each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Credit Agreement and the other Credit Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous

Materials on or from any property owned or operated by the Borrowers or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrowers or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the a Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), either Collateral Agent, an L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the applicable Collateral Agent, the applicable L/C Issuer or such Related Party, as the case may be, such Lender’s Aggregate Commitment Percentage or, in the case of L/C Obligations, Revolving Commitment Percentage (determined in each case as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the applicable Collateral Agent, the applicable L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the applicable Collateral Agent or the applicable L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other obligations hereunder or under any other Credit Document.

11.05    Payments Set Aside.

To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, either L/C Issuer or any Lender, or the Administrative Agent, either L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, either L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued

in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent on demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

11.06    Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5 million, in the case of Revolving Commitments, and $1 million, in the case of the Foreign Term Loans, unless each of the Administrative Agent and, in the case of an assignment of Revolving Commitments and Revolving Obligations, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swingline Loans;

(iii) any assignment of a Commitment must be approved by the Administrative Agent and, with respect to any assignment of the Revolving Commitments and Revolving Obligations, the applicable L/C Issuer and the applicable Swingline Lender, unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth on Schedule 11.06, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrowers and each L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Credit Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, with the consent of the Borrower so long as no Event of Default has occurred and is continuing, sell participations to any Person (other than a natural person or the Borrowers or any Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, each of the Borrowers agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e) Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution”, “signed”, “signature”, and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.07    Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and each L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, each L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from the Borrowers or any Subsidiary relating to the Borrowers or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or either L/C Issuer on a nonconfidential basis prior to disclosure by the Borrowers or any Subsidiary, provided that, in the case of information received from the Borrowers or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrowers or any of their Subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including federal and state securities Laws.

11.08    Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of such Borrower or such Credit Party now or hereafter existing under this Credit Agreement or any other Credit Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Credit Agreement or any other Credit Document and although such obligations of the Borrowers or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09    Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10    Counterparts; Integration; Effectiveness.

This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Credit Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Credit Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

11.11    Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12    Severability.

If any provision of this Credit Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13    Replacement of Lenders.

If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Credit Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b)(iv);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

11.14    Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS CREDIT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWERS AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN

DISTRICT OF SUCH STATE AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR EITHER L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST THE BORROWERS OR ANY OTHER CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWERS AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS CREDIT AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15    Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16    USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Act.

11.17    Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrowers in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrowers (or to any other Person who may be entitled thereto under applicable law).

11.18    Designation as Senior Debt.

All Obligations shall be “Designated Senior Indebtedness” for purposes of and as defined in the Senior Subordinated Notes Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

DOMESTIC BORROWERS:	TEMPUR-PEDIC, INC.,
a Kentucky corporation

	By:	/s/ DALE E. WILLIAMS
	Name:	Dale E. Williams
	Title:	Chief Financial Officer

TEMPUR PRODUCTION USA, INC.,
a Virginia corporation

	By:	/s/ WILLIAM H. POCHE
	Name:	William H. Poche
	Title:	Assistant Treasurer

FOREIGN BORROWER:	DAN-FOAMApS,
a private limited liability company existing under the laws of Denmark

	By:	/s/ DALE E. WILLIAMS
	Name:	Dale E. Williams
	Title:	Attorney in Fact

DOMESTIC GUARANTORS:	TEMPUR-PEDICINTERNATIONAL INC.,
a Delaware corporation
TEMPUR WORLD, LLC,
a Delaware limited liability company

	By:	/s/ WILLIAM H. POCHE
	Name:	William H. Poche
	Title:	Assistant Treasurer of each of the foregoing

TEMPUR WORLD HOLDINGS, LLC,
a Delaware limited liability company

	By:	/s/ WILLIAM H. POCHE
	Name:	William H. Poche
	Title:	Assistant Secretary

TEMPUR-PEDIC MEDICAL, INC.,
a Kentucky corporation
TEMPUR-PEDIC PROFESSIONAL, INC.,
a Delaware corporation
TEMPUR-PEDIC RETAIL, INC.,
a Delaware corporation

	By:	/s/ JASON P. BROYLES
	Name:	Jason P. Broyles
	Title:	Chief Financial Officer of each of the foregoing

TEMPUR-PEDIC, DIRECT RESPONSE, INC.,
a Kentucky corporation

	By:	/s/ WILLIAM H. POCHE
	Name:	William H. Poche
	Title:	Chief Financial Officer

DAWN SLEEP TECHNOLOGIES, INC.,
a Delaware corporation

	By:	/s/ DALE E. WILLIAMS
	Name:	Dale E. Williams
	Title:	Chief Financial Officer

FOREIGN GUARANTORS:	TEMPUR WORLD HOLDINGS, S.L.,
a company organized under the laws of Spain

	By:	/s/ DALE E. WILLIAMS
	Name:	Dale E. Williams
	Title:	Director

TEMPUR DANMARK A/S,
a stock company existing under the laws of Denmark

	By:	/s/ DALE E. WILLIAMS
	Name:	Dale E. Williams
	Title:	Attorney in Fact

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent and Domestic Collateral Agent

	By:	/s/ BRIAN P. SALLEE
	Name:	Brian P. Sallee
	Title:	Vice President

LENDERS:	BANK OF AMERICA, N.A.,
as Domestic L/C Issuer, Domestic Swingline Lender and as a Lender

	By:	/s/ BRIAN P. SALLEE
	Name:	Brian P. Sallee
	Title:	Vice President

NORDEA BANK DANMARK A/S,
as Foreign L/C Issuer, Foreign Swingline Lender, Foreign Collateral Agent and a Lender

	By:	/s/ HANS CHRISTIANSEN
	Name:	Hans Christiansen
	Title:	Head of Corporate

	By:	/s/ KNUD-HENRIK GRABOW
	Name:	Knud-Henrik Grabow
	Title:	Vice President

FIFTH THIRD BANK,
as a Lender and Domestic Swingline Lender

By:	/s/ HOLLY BRANHAM
Name:	Holly Branham
Title:	CRM-AC

SUNTRUST BANK,
as a Lender

By:	/s/ SCOTT CORLEY
Name:	Scott Corley
Title:	Managing Director